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                                                                     EXHIBIT 2.1

                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                              WAGNER & BROWN, LTD.,

                          CANYON ENERGY PARTNERS, LTD.

                                       AND

                               INTERCON GAS, INC.,

                                   AS SELLERS

                                       AND

                            RANGE PRODUCTION I, L.P.,

                                  AS PURCHASER

                          EXECUTED ON DECEMBER 13, 2003

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                                TABLE OF CONTENTS

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ARTICLE 1 PURCHASE AND SALE......................................................................................        1
         Section 1.1         Purchase and Sale...................................................................        1
         Section 1.2         Assets..............................................................................        1
         Section 1.3         Excluded Assets.....................................................................        3
         Section 1.4         Effective Time; Proration of Costs and Revenues.....................................        4
         Section 1.5         Delivery and Maintenance of Records.................................................        7

ARTICLE 2 PURCHASE PRICE.........................................................................................        7
         Section 2.1         Purchase Price......................................................................        7
         Section 2.2         Adjustments to Purchase Price.......................................................        7
         Section 2.3         Allocation of Purchase Price........................................................        9
         Section 2.4         Deposit.............................................................................       10

ARTICLE 3 TITLE MATTERS..........................................................................................       10
         Section 3.1         Seller's Title......................................................................       10
         Section 3.2         Definition of Defensible Title......................................................       11
         Section 3.3         Definition of Permitted Encumbrances................................................       11
         Section 3.4         Notice of Title Defects; Defect Adjustments.........................................       13
         Section 3.5         Consents to Assignment and Preferential Rights to Purchase..........................       17
         Section 3.6         Casualty or Condemnation Loss.......................................................       19
         Section 3.7         Limitations on Applicability........................................................       19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................       19
         Section 4.1         Existence and Qualification.........................................................       20
         Section 4.2         Power...............................................................................       20
         Section 4.3         Authorization and Enforceability....................................................       20
         Section 4.4         No Conflicts........................................................................       20
         Section 4.5         Liability for Brokers' Fees.........................................................       20
         Section 4.6         Litigation..........................................................................       21
         Section 4.7         Taxes and Assessments...............................................................       21
         Section 4.8         Environmental Laws..................................................................       21
         Section 4.9         Capital Commitments.................................................................       21
         Section 4.10        Compliance with Laws................................................................       21
         Section 4.11        Contracts...........................................................................       22
         Section 4.12        Payout Balances.....................................................................       23
         Section 4.13        Calls on Production.................................................................       23
         Section 4.14        Payments for Production.............................................................       23
         Section 4.15        Production Imbalances...............................................................       23
         Section 4.16        Consents and Preferential Purchase Rights...........................................       23
         Section 4.17        Wells, Equipment and Gathering Systems..............................................       24
         Section 4.18        Wells...............................................................................       24
         Section 4.19        Governmental Licenses, Permits and Certificates.....................................       24
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         Section 4.20        Rentals; Royalties..................................................................       24
         Section 4.21        Leases..............................................................................       24
         Section 4.22        Plugging and Abandonment Obligations................................................       24
         Section 4.23        Suspense............................................................................       25
         Section 4.24        Operations Since the Effective Time.................................................       25
         Section 4.25        Seismic Data........................................................................       25
         Section 4.26        Foreign Person......................................................................       25
         Section 4.27        Certain Disclaimers.................................................................       25

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................       26
         Section 5.1         Existence and Qualification.........................................................       27
         Section 5.2         Power...............................................................................       27
         Section 5.3         Authorization and Enforceability....................................................       27
         Section 5.4         No Conflicts........................................................................       27
         Section 5.5         Liability for Brokers' Fees.........................................................       27
         Section 5.6         Litigation..........................................................................       27
         Section 5.7         Financing...........................................................................       28
         Section 5.8         Independent Investigation...........................................................       28
         Section 5.9         Consents, Approvals or Waivers......................................................       28

ARTICLE 6 COVENANTS OF THE PARTIES...............................................................................       28
         Section 6.1         Access..............................................................................       28
         Section 6.2         Government Reviews..................................................................       29
         Section 6.3         Notification of Breaches of Representations and Warranties..........................       29
         Section 6.4         Public Announcements................................................................       29
         Section 6.5         Operation of Business...............................................................       30
         Section 6.6         Indemnity Regarding Access..........................................................       31
         Section 6.7         Assumption of Obligations...........................................................       32
         Section 6.8         Tax Matters.........................................................................       32
         Section 6.9         Employee Matters....................................................................       32
         Section 6.10        Operatorship........................................................................       33
         Section 6.11        Change of Name......................................................................       33
         Section 6.12        Replacement of Bonds, Letters of Credit and Guarantees..............................       33
         Section 6.13        Transition Agreement................................................................       34
         Section 6.14        Further Assurances..................................................................       34
         Section 6.15        Net Worth/Financial Statement Covenant..............................................       35
         Section 6.16        Access to Properties For Facility Removal...........................................       35
         Section 6.17        Seismic Data License................................................................       35

ARTICLE 7 CONDITIONS TO CLOSING..................................................................................       35
         Section 7.1         Conditions of Sellers to Closing....................................................       35
         Section 7.2         Conditions of Purchaser to Closing..................................................       36

ARTICLE 8 CLOSING................................................................................................       37
         Section 8.1         Time and Place of Closing...........................................................       37
         Section 8.2         Obligations of Sellers at Closing...................................................       37
         Section 8.3         Obligations of Purchaser at Closing.................................................       38
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
         Section 8.4         Closing Payment and Post-Closing Purchase Price Adjustments.........................       39

ARTICLE 9 TERMINATION AND AMENDMENT..............................................................................       40
         Section 9.1         Termination.........................................................................       40
         Section 9.2         Effect of Termination...............................................................       40

ARTICLE 10 INDEMNIFICATION; LIMITATIONS..........................................................................       41
         Section 10.1        Indemnification.....................................................................       41
         Section 10.2        Indemnification Actions.............................................................       44
         Section 10.3        Limitation on Actions...............................................................       46
         Section 10.4        Recording...........................................................................       47

ARTICLE 11 MISCELLANEOUS.........................................................................................       47
         Section 11.1        Receipts............................................................................       47
         Section 11.2        Expenses............................................................................       47
         Section 11.3        Counterparts........................................................................       48
         Section 11.4        Notice..............................................................................       48
         Section 11.5        Sales or Use Tax, Recording Fees and Similar Taxes and Fees.........................       49
         Section 11.6        Expenses............................................................................       50
         Section 11.7        Governing Law; Submission to Jurisdiction...........................................       50
         Section 11.8        Captions............................................................................       50
         Section 11.9        Waivers.............................................................................       50
         Section 11.10       Assignment..........................................................................       50
         Section 11.11       Entire Agreement....................................................................       51
         Section 11.12       Amendment...........................................................................       51
         Section 11.13       No Third-Party Beneficiaries........................................................       51
         Section 11.14       References..........................................................................       51
         Section 11.15       Construction; Good Faith............................................................       51
         Section 11.16       Limitation on Damages...............................................................       52
         Section 11.17       Guarantee...........................................................................       52

ARTICLE 12 DEFINITIONS...........................................................................................       52
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EXHIBITS:

         Exhibit A               -    Leases
         Exhibit A-1             -    Interests in Wells
         Exhibit A-2             -    Gas Gathering Systems
         Exhibit A-3             -    Certain Excluded Assets
         Exhibit A-4             -    Inventory
         Exhibit A-5             -    Vehicles
         Exhibit A-6             -    Office Leases and Buildings
         Exhibit B               -    Form of Conveyance
         Exhibit C               -    Form of Indemnity Agreement
         Exhibit D               -    Form of Transition Agreement
         Exhibit E               -    Form of Seismic Data License Agreement
         Exhibit F               -    Form of Escrow Agreement
         Exhibit G               -    Form of Confidentiality Agreement
         Exhibit H               -    Form of Indemnity Agreement - Operatorship

SCHEDULES:

         Schedule 1.2(k)(i)      -    W&B Records
         Schedule 1.2(k)(ii)     -    Canyon Records
         Schedule 1.2(k)(iii)    -    Intercon Records
         Schedule 1.3(a)         -    Transfer Restricted Records
         Schedule 2.3            -    Allocated Values
         Schedule 3.3(f)         -    Contested Liens
         Schedule 4.6            -    Litigation
         Schedule 4.7            -    Taxes and Assessments
         Schedule 4.8            -    Environmental Matters
         Schedule 4.9            -    Capital Commitments
         Schedule 4.10           -    Compliance with Law Issues
         Schedule 4.11           -    Contract Matters
         Schedule 4.12           -    Payout Balances
         Schedule 4.13           -    Calls on Production
         Schedule 4.14           -    Payments for Production
         Schedule 4.15           -    Production Imbalances
         Schedule 4.16           -    Preferential Rights to Purchase and
                                      Consents to Assignment
         Schedule 4.17           -    State of Repair of Certain Assets
         Schedule 4.21           -    Leases
         Schedule 4.22           -    Plugging and Abandonment Obligations
         Schedule 4.23           -    Suspense Accounts
         Schedule 4.24           -    Operations Since the Effective Time
         Schedule 6.5            -    Permitted Activities
         Schedule 6.9            -    Employees

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                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (the "Agreement"), is executed on December 13, 2003, by and between Wagner & Brown, Ltd. a Texas limited partnership ("W&B"), Canyon Energy Partners, Ltd., a Texas limited partnership ("Canyon"), and Intercon Gas, Inc., a Delaware corporation ("Intercon" and together with W&B and Canyon, "Sellers"), and Range Production I, L.P., a Texas limited partnership ("Purchaser"). Each Seller and Purchaser are sometimes referred to individually as a "Party" and collectively as the "Parties."

                                    RECITALS:

         WHEREAS, Sellers own certain interests in oil and gas properties, rights and related assets that are defined and described herein; and

         WHEREAS, Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the properties and rights of Sellers hereafter described, in the manner and upon the terms and conditions hereafter set forth; and

         WHEREAS, capitalized terms used herein shall have the meanings ascribed to them in Article 12 hereof.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

                                   ARTICLE 1
                                PURCHASE AND SALE

         SECTION 1.1 PURCHASE AND SALE.

         At the Closing, and upon the terms and subject to the conditions of this Agreement, Sellers agree to sell and convey to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets (as defined in Section 1.2).

         SECTION 1.2 ASSETS.

         As used herein, the term "Assets" means all of each Seller's right, title, and interest in and to the following:

                  (a) The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, insofar as the acreage held by production attributable thereto as of the Effective Time, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, and other rights to hydrocarbons in place that are described on Exhibit A (collectively, the "Leases"), and any and all oil, gas, water, CO2 or injection wells thereon, including the interests in the wells shown on Exhibit A-1 attached hereto (the "Wells");

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                  (b)      All pooled, communitized or unitized acreage which
         includes all or a part of any Lease or includes any Well (the "Units"), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

                  (c) The gas gathering systems and facilities described on Exhibit A-2 (the "Gathering Systems" and, together with the Units, Leases and Wells, the "Properties");

                  (d) All presently existing contracts, agreements and instruments to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, exchange agreements, transportation agreements, agreements for the sale and purchase of Hydrocarbons and processing agreements, but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and such transfer restrictions are not waived or otherwise satisfied on or before Closing and provided that "Contracts" shall not include any agreements relating to the Seismic Data or the Leases and other instruments constituting Seller's chain of title to the Leases (subject to such exclusion and proviso, the "Contracts");

                  (e) All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties, but excluding any permits and other appurtenances to the extent transfer is restricted by third-party agreement or applicable Law and such transfer restrictions are not waived or otherwise satisfied on or before Closing;

                  (f) All equipment, machinery, tools, fixtures and other tangible personal property and improvements located on the Properties, or used or held for use in connection with the ownership or operation of the Properties or the production of Hydrocarbons from the Properties, but excluding vehicles and any other tangible personal property included in the Excluded Assets (subject to such exclusions, the "Equipment");

                  (g)      The inventory, if any, described on Exhibit A-4;

                  (h)      The vehicles, if any, described on Exhibit A-5;

                  (i) The office leases or buildings, if any, described on Exhibit A-6 and the furniture, office equipment, and computers and related peripheral equipment located in those offices and buildings, but excluding furniture, office equipment, and computers and related peripheral equipment included in Excluded Assets;

                  (j) All Hydrocarbons produced from or attributable to the Leases, Units or Wells at and after the Effective Time;

                  (k) The following records of each Seller, to the extent relating solely to the Properties or other Assets:

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                           (i)      W&B Records. See categories listed on
                  attached Schedule 1.2(k)(i),

                           (ii) Canyon Records. See categories listed on attached Schedule 1.2(k)(ii), and

                           (iii) Intercon Records. See categories listed on attached Schedule 1.2(k)(iii),

         excluding from clauses (i), (ii) and (iii), however, the Excluded Records (subject to such exclusions, the records described in this Section 1.2(k) shall hereinafter be referred to as the "Records");

                  (l) the claims and causes of action described in Section 1.3(e) after expiration of the time specified therein; and

                  (m) except with respect to Taxes, all rights to any refunds of the costs and expenses described in Section 1.3(d) after the expiration of the time specified therein.

         SECTION 1.3 EXCLUDED ASSETS.

         Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the "Excluded Assets"):

                  (a) (i) all corporate, financial, income and franchise tax and legal records of Seller that relate to such Seller's business generally (whether or not relating to the Assets) (other than (x) title opinions and other title records relating to the Assets, and (y) Contracts); (ii) any records to the extent disclosure or transfer is restricted by any third-party license agreement, other third-party agreement or applicable Law, which records are listed on Schedule 1.3(a) hereto; (iii) computer software; (iv) all legal records and legal files of Sellers and all other work product of and attorney-client communications with any of Sellers' legal counsel (other than (x) title opinions and other title records relating to the Assets, and (y) Contracts); (v) personnel records; (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with third Persons; (vii) any records with respect to the other Excluded Assets; (viii) those records retained by any Seller pursuant to Section 1.5; and (ix) originals of all division order files (provided that copies of such files will be included in the Records and that such originals will be delivered to Purchaser, at Purchaser's written request and at Purchaser's expense, any time after the fourth anniversary of the Closing Date) (collectively, the "Excluded Records");

                  (b) those certain oil and gas leases, oil, gas and mineral leases, mineral fee interests, royalties and/or overriding royalty interests described on Exhibit A-3;

                  (c) (i) equipment, machinery, fixtures, furniture, computers and other tangible personal property and improvements described on Exhibit A-3, (ii) any computers and related peripheral equipment not normally located in the offices and buildings described

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         on Exhibit A-6, regardless of whether described on Exhibit A-3, and
         (iii) any inventory (other than inventory of Hydrocarbons and inventory, if any, described on Exhibit A-4);

                  (d) all rights to any refund of Taxes or other costs or expenses borne by any Seller or such Seller's predecessors in interest and title attributable to periods prior to the Effective Time, including amounts recoverable through audits with respect to periods prior to the Effective Time, provided that, with respect to refund of such other costs and expenses (exclusive of Taxes), for only such time as such Seller's obligations with respect to the payment of such costs and other expenses under this Agreement survive;

                  (e) all claims and causes of action arising out of or relating to the ownership, use, or operation of the Assets prior to the Effective Time, including all claims against Cabot or Cody relating to the lawsuits described in Schedule 4.6 to which Cabot or Cody is listed as a party, including claims for imbalances (the "Cabot Litigation"), for such time as such Seller's applicable indemnity obligations under this Agreement for such claims or causes of actions survive;

                  (f) each Seller's area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of such Seller's business generally;

                  (g) the compressed natural gas fueling facility and all related equipment located on the Property; and

                  (h) all seismic data not included as Seismic Data, the transfer of which is restricted or would cause the payment of any fees.

         SECTION 1.4 EFFECTIVE TIME; PRORATION OF COSTS AND REVENUES.

                  (a) Possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 a.m., local time, where the respective Assets are located, on September 1, 2003 (the "Effective Time"), as described below.

                  (b) Purchaser shall be entitled to all production of Hydrocarbons from or attributable to the Leases, Units and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time (provided that, notwithstanding the preceding but subject to Section 1.4(e), each Seller shall be entitled to all proceeds of cash calls and billings and other funds received for the account of third Persons with respect to Assets operated by such Seller for all periods prior to the date on which such Seller's resignation as operator becomes effective), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Sellers shall be entitled to all production of Hydrocarbons from or attributable to Leases, Units and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time (and to proceeds from cash calls and billings and other funds received for the account of third Persons for all periods prior to the date on which the applicable Seller's resignation as operator becomes

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         effective, as described in the preceding sentence), and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time. "Earned" and "incurred", as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles.

                  (c) "Property Costs" means all operating expenses (including without limitation costs of insurance, rentals, shut-in payments, title examination and curative actions, and ad valorem, property, severance, production and similar Taxes attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding Seller's income Taxes) and capital expenditures (including without limitation bonuses, broker's fees, and other lease acquisition costs, costs of drilling and completing wells and costs of acquiring equipment) incurred in the ownership and operation of the Assets in the ordinary course of business, and overhead costs charged to the Assets under the applicable operating agreement or, if none, charged to the Assets on the same basis as charged on the date of this Agreement, but excluding liabilities, losses, costs, and expenses attributable to:

                           (i) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury, illness or death; property damage; improper calculation, reporting or payment of royalties; or violation of any Law,

                           (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits,

                           (iii) claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed contamination of groundwater, surface water, soil or Equipment, and obligations to remediate such contamination,

                           (iv) obligations to balance or furnish make-up Hydrocarbons according to the terms of applicable Hydrocarbon sales, gathering, processing or transportation contracts,

                           (v) gas balancing and other production balancing obligations,

                           (vi) obligations to pay revenues, royalties or other amounts payable to third Persons with respect to the Properties but held in suspense,

                           (vii)    casualty and condemnation losses as
                  described in Section 3.6,

                           (viii) any claims for indemnification, contribution or reimbursement from any third Person with respect to liabilities, losses, costs and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise,

                           (ix) costs of insurance paid by Seller and not charged to the Assets under an operating agreement applicable thereto, and

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                           (x)      general and administrative expenses and
                  overhead attributable to the ownership or operation of the Assets, to the extent such expenses and/or overhead are (A) charged by Sellers or any of their Affiliates, and (B) not, or would not be, otherwise chargeable under a joint operating agreement.

                  (d) For purposes of allocating production (and accounts receivable with respect thereto), under this Section 1.4, (i) liquid hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field, and (ii) gaseous hydrocarbons shall be deemed to be "from or attributable to" the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available. Sellers shall provide to Purchaser, no later than ten
         (10) Business Days prior to Closing, evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section
         2.2 hereof. Taxes that are included in Property Costs, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that production, severance and similar Taxes measured by the quantity of or the value of production shall be prorated based on the number of units or value of production actually produced and sold, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.

                  (e) Possession of and responsibility for (i) any funds received from co-owners and held by any Seller as operator of any Properties, and (ii) any amounts held in suspense or other third-Person funds held by any Seller as operator with respect to the Properties shall be transferred by such Seller to the successor operator of such Properties. Promptly following a Seller's receipt of notice from Purchaser that Purchaser has been elected by the working interest owners as successor operator of a Property formerly operated by such Seller, such Seller shall transfer such funds to Purchaser, provided that the transfer shall in no event take place earlier than thirty (30) days after Closing.

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         SECTION 1.5 DELIVERY AND MAINTENANCE OF RECORDS.

                  (a) Sellers, at Purchaser's cost, shall deliver to Purchaser (i) upon Closing, those well files, land files and any other files/records which are included in the Records and are necessary to physically operate those Properties for which Purchaser has been elected operator, and (ii) upon the termination of the Transition Agreement, all other Records; provided, however, that Sellers, at Sellers' cost, may retain copies of any such Records.

                  (b) Purchaser, for a period of five (5) years following Closing, will (i) retain the Records, (ii) provide each Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at such Seller's expense and (iii) provide each Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 10.1 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchaser under this Agreement) for review and copying at such Seller's expense.

                                   ARTICLE 2
                                 PURCHASE PRICE

         SECTION 2.1 PURCHASE PRICE.

         The purchase price for the Assets (the "Purchase Price") shall be $89,500,000. The Purchase Price shall be allocated among Sellers as follows:

W&B              $89,500,000
Canyon           $         0
Intercon         $         0

The Purchase Price shall be adjusted as provided in Section 2.2.

         SECTION 2.2 ADJUSTMENTS TO PURCHASE PRICE.

         The Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with generally accepted accounting principles, consistently applied:

                  (a) Reduced by the aggregate amount of the following proceeds received by any Seller from and after the Effective Time through the Closing Date (with the period from and after the Effective Time through the Closing Date referred to as the "Adjustment Period"):
         (i) proceeds from the sale of Hydrocarbons (net of any (A) royalties, overriding royalties or other burdens on or payable out of production,
         (B) gathering, processing and transportation costs not included in "Property Costs" and (C) production, severance, sales or excise Taxes not reimbursed to a Seller by the purchaser of production) produced from or attributable to the Properties during the

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         Adjustment Period, and (ii) other proceeds received with respect to the
         Assets during the Adjustment Period (provided that for purposes of this Section 2.2(a), no adjustment shall be made for funds received by any Seller for the account of third Persons pursuant to Section 1.4(e));

                  (b) Reduced in accordance with Section 3.5, by amounts equal to (i) the Allocated Values of those Properties with respect to which preferential purchase rights have been exercised, (ii) the Allocated Values of those Properties which have been excluded from Closing because the time for exercise of preferential purchase rights has not yet expired and (iii) the Allocated Values of those Properties which have been excluded from Closing because a consent requirement remains unsatisfied;

                  (c) Reduced in accordance with Section 3.6, by an amount equal to the Allocated Value of any Assets excluded from Closing pursuant to that Section;

                  (d) Reduced as a result of Title Defects by the amounts determined under Section 3.4(d) and increased as a result of Title Benefits by the amounts determined under Section 3.4(e);

                  (e) Increased by the amount of all Property Costs attributable to the ownership and operation of the Assets on or after the Effective Time and paid by any Seller, except any Property Costs already deducted in the determination of proceeds in Section 2.2(a)(i); and

                  (f) Increased by the amount of all prepaid expenses (including pre-paid rentals and cash calls and advances to third Person operators for expenses not yet incurred) paid by Sellers with respect to the ownership or operation of the Assets after the Effective Time and not yet applied as of the Closing Date.

         The adjustment described in Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser's entitlement under Sections 1.2(j) and 1.4 to Hydrocarbon production from or attributable to the Leases, Units and Wells during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and Purchaser shall not have any separate rights to receive any production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(e) shall serve to satisfy, up to the amount of the adjustment, Purchaser's obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period, and Purchaser shall not be separately obligated to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

         Each adjustment to the Purchase Price described in Sections 2.2(a) through (f) shall be allocated to the portion of the Purchase Price payable to the Seller of the Asset or Assets affected by the adjustment, as further described in Section 2.3.

         The Purchase Price, adjusted as set forth in (a) through (f), shall be the "Adjusted Purchase Price." If the Closing occurs, the Deposit (as hereinafter defined), together with any interest earned thereon, shall be credited to the Purchase Price payable by Purchaser at Closing.

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         SECTION 2.3 ALLOCATION OF PURCHASE PRICE.

         Schedule 2.3 sets forth the agreed allocation of the unadjusted Purchase Price among each of the Assets, which has been made in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder. The "Allocated Value" for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Schedule 2.3, increased or decreased as described in this Section. Any adjustments to the Purchase Price pursuant to Sections 2.2(a) through (f) shall be applied to the amounts set forth in Schedule 2.3 for the particular affected Assets. Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise make no representation or warranty as to the accuracy of such values. Sellers and Purchaser agree (i) that the Allocated Values shall be used by Sellers and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax returns, including without limitation Internal Revenue Service Form 8594 and (ii) that neither they nor their Affiliates will take positions inconsistent with the Allocated Values in notices to government authorities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the transactions contemplated by this Agreement.

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         SECTION 2.4 DEPOSIT. Within 2 Business Days after the execution of this
Agreement, Purchaser shall have deposited the amount of $5,000,000 (the "Deposit") in an escrow account to be held by JPMorganChase Bank (the "Escrow Agent") in accordance with the terms and conditions of this Agreement and subject to an escrow agreement (the "Deposit Escrow Agreement") in substantially the form attached hereto as Exhibit F (subject to the Escrow Agent's approval). In the event (a) this Agreement is terminated by any Party pursuant to Sections 9.1(i) or 9.1(ii), (b) Sellers wrongfully terminate this Agreement, (c) this Agreement has been terminated pursuant to Section 9.1(iii) and Sellers have negligently or willfully failed to perform or observe in any material respect any of their respective covenants and agreements hereunder, or (d) this Agreement has been terminated pursuant to Section 9.1(iii) and as of the Outside Date (as hereinafter defined) all of Purchaser's conditions to Closing pursuant to Section 7.2 have not been met or waived in writing, Purchaser shall be entitled to a disbursement of the Deposit (plus any interest accrued thereon) from the escrow account by the Escrow Agent. In the event (x) Purchaser wrongfully terminates this Agreement, (y) this Agreement has been terminated pursuant to Section 9.1(iii) and Purchaser has negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder, or (z) this Agreement has been terminated pursuant to Section
9.1(iii) and as of the Outside Date all of Purchaser's conditions to Closing pursuant to Section 7.2 have either been met or waived in writing, Sellers shall be entitled to a disbursement of the Deposit (plus any interest accrued thereon) from the escrow account by the Escrow Agent as liquidated damages hereunder, which damages, in such event, the Parties anticipate shall approximate the amount of actual damages incurred by Sellers given the fact that Sellers' actual damages so incurred would be difficult if not impossible to measure accurately. If the Closing occurs, the Parties shall provide joint instructions to the Escrow Agent to disburse the Deposit (plus any interest earned thereon) to Sellers as a credit to the Purchase Price payable by Purchaser at Closing.

                                   ARTICLE 3
                                  TITLE MATTERS

         SECTION 3.1 SELLER'S TITLE.

                  (a) Each Seller represents and warrants to Purchaser that such Seller's title to the Wells shown on Exhibit A-1 is Defensible Title as defined in Section 3.2.

                  (b) Except for the Leases, each Seller represents and warrants that it has good and indefeasible title to the other real property (the "Ancillary Real Property") of such Seller that is included in the Assets, and such real property is, or shall be as of the Closing Date, free and clear of all liens except for Permitted Encumbrances. Additionally, Canyon represents and warrants that it has all property rights necessary to operate the Gathering Systems.

                  (c) The conveyance of the Assets to be delivered by Sellers to Purchaser shall be substantially in the form of Exhibit B hereto (the "Conveyance") and contain a special warranty of title by, through and under each Seller to such Seller's interest in the Assets and in the Wells shown as owned by such Seller on Exhibit A-1, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title, express, implied or statutory, except that such conveyances shall transfer to Purchaser all rights or actions on

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         title warranties given or made by Sellers' predecessors (other than
         Affiliates of any Seller), to the extent Sellers may legally transfer such rights.

                  (d) Except as provided in Section 7.2(e), this Article 3 shall provide Purchaser's exclusive remedy in respect of Title Defects reported in accordance with this Article 3, and Purchaser shall not be entitled to protection under Sellers' special warranty of title in the Conveyance against any Title Defect reported under this Article 3.

         SECTION 3.2 DEFINITION OF DEFENSIBLE TITLE.

         As used in this Agreement, the term "Defensible Title" means that title of a Seller to a Well which, subject to Permitted Encumbrances:

                  (a) Entitles such Seller to receive throughout the duration of the productive life of such Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the "net revenue interest" share shown in Exhibit A-1 of all Hydrocarbons produced, saved and marketed from such Well, except decreases in connection with those operations in which such Seller may be a nonconsenting co-owner from and after the date hereof, decreases resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent from and after the date hereof, decreases resulting from the establishment or amendment of pools or units from and after the date hereof, and decreases required to allow co-owners to make up past underproduction or pipelines to make up past under deliveries;

                  (b) Obligates such Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Well not greater than the "working interest" shown in Exhibit A-1 without increase throughout the productive life of such Well, except as stated in Exhibit A-1 and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in such Seller's net revenue interest attributable to such Well; and

                  (c) Is free and clear of all Encumbrances other than Permitted Encumbrances.

         As used in this Agreement, the term "Encumbrance" means any lien, charge or encumbrance, and the term "Title Defect" means any defect, discrepancy or Encumbrance affecting a Seller's title to a Well or to any part of the Ancillary Real Property, that causes a breach of a Seller's representation and warranty in Section 3.1. As used in this Agreement, the term "Title Benefit" shall mean any right, circumstance or condition that operates to increase the net revenue interest of a Seller in any Well above that shown on Exhibit A-1, without causing a greater than proportionate increase in such Seller's working interest above that shown in Exhibit A-1.

         SECTION 3.3 DEFINITION OF PERMITTED ENCUMBRANCES.

         As used herein, the term "Permitted Encumbrances" means any or all of the following:

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                  (a)      lessors' royalties and any overriding royalties,
         reversionary interests and other burdens on production to the extent that they do not, individually or in the aggregate, reduce any net revenue interest of a Seller below that shown in Exhibit A-1 or increase any working interest of a Seller above that shown in Exhibit A-1 without a proportionate increase in the corresponding net revenue interest;

                  (b) all Contracts, to the extent that they do not, individually or in the aggregate, reduce any net revenue interest of a Seller below that shown in Exhibit A-1 or increase any working interest of a Seller above that shown in Exhibit A-1 without a proportionate increase in the corresponding net revenue interest or otherwise materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently owned or used);

                  (c) subject to compliance with Section 3.5, preferential rights to purchase the Assets;

                  (d) subject to compliance with Section 3.5, third-party consent requirements and similar restrictions with respect to the Assets;

                  (e) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions and described on Schedule 4.7;

                  (f) materialman's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and described on Schedule 3.3(f);

                  (g) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of oil and gas leases or interests therein customarily obtained subsequent to the sale or conveyance;

                  (h) rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

                  (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations not interfering with operations as presently conducted;

                  (j)      calls on production under existing Contracts;

                  (k) gas balancing and other production balancing obligations, and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation contracts;

                  (l) all rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all

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         applicable Laws or under any franchise, grant, license or permit issued by any Governmental Body;

                  (m) any Encumbrance on or affecting the Assets which is expressly assumed in writing, bonded or paid by Purchaser at or prior to Closing or which is discharged by a Seller at or prior to Closing;

                  (n)      the litigation matters described in Schedule 4.6;

                  (o)      any matters shown on Exhibit A-1; and

                  (p) any other defects, discrepancies or Encumbrances which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in similar geographic locations.

         SECTION 3.4 NOTICE OF TITLE DEFECTS; DEFECT ADJUSTMENTS.

                  (a)      To assert a claim arising out of a breach of Section
         3.1 prior to Closing, Purchaser shall deliver a claim notice to Sellers as soon as practicable after having actual Knowledge of a Title Defect but in any case on or before a date which is ten (10) days prior to the scheduled Closing Date under Section 8.1(a) (the "Title Claim Date"), except as otherwise provided under Sections 3.5 or 3.6. Such notice shall be in writing and shall include (i) a specific description of the alleged Title Defect(s), (ii) the Wells and/or Ancillary Real Property affected, (iii) the Allocated Values of the Wells subject to the alleged Title Defect(s) or associated with the Ancillary Real Property that is subject to the alleged Title Defect, (iv) supporting documents reasonably necessary for Sellers (as well as any title attorney or examiner hired by Sellers) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the Allocated Values of those Wells are reduced by the alleged Title Defect(s) and the computations upon which Purchaser's belief is based. Except as provided for in Section 7.2(e), Purchaser shall be deemed to have waived all breaches of Section 3.1 of which Sellers have not been given notice on or before the Title Claim Date.

                  (b) Should Purchaser have actual Knowledge of any Title Benefit on or before the Title Claim Date, Purchaser shall as soon as practicable, but in any case by the Title Claim Date, deliver to Sellers a notice including (i) a specific description of the Title Benefit, (ii) the Wells affected, (iii) the Allocated Values of the Wells subject to such Title Benefit and (iv) the amount by which the Purchaser reasonably believes the Allocated Value of those Wells is increased by the Title Benefit, and the computations upon which Purchaser's belief is based. Sellers shall have the right, but not the obligation, to deliver to Purchaser a similar notice on or before the Title Claim Date with respect to each Title Benefit discovered by Sellers. Sellers shall be deemed to have waived all Title Benefits of which neither Party has given notice on or before the Title

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         Claim Date, except to the extent Purchaser has failed to give a notice which it was obligated to give under this Section 3.4(b).

                  (c) Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove on or before the Closing Date any Title Defects of which they have been advised by Purchaser. If Sellers have commenced to cure a Title Defect prior to the Closing Date and are pursuing that cure diligently, Sellers may, by notice to Purchaser prior to Closing, elect to continuing attempting to cure such Title Defect for up to ninety (90) days after the Closing Date.

                  (d) Sellers' interest in each Well and/or Ancillary Real Property affected by Title Defects reported under Section 3.4(a) and not cured prior to the Closing Date shall be assigned at Closing subject to all such uncured Title Defects. If Sellers have not provided notice under Section 3.4(c) of their election to continue attempting to cure a Title Defect after the Closing Date, then the amount of such Title Defect (the "Title Defect Amount") shall be determined pursuant to Section 3.4(g). To the extent Sellers have elected to cure a Title Defect post-Closing pursuant to Section 3.4(c) or Purchaser and Sellers cannot agree on the existence of, or Title Defect Amounts for, any alleged Title Defect, the average of Purchaser's and Sellers' Title Defect Amount for each such Title Defect, which shall be determined in good faith by each Party, shall be used for purposes of determining amounts to be escrowed, if any, as provided for below. In the event the sum of all Title Defect Amounts, including any amounts determined as provided above, exceeds the Basket at Closing, then (i) the full amount of the undisputed Title Defect Amounts will be used to reduce the Purchase Price at Closing and (ii) the average of those Title Defect Amounts, as calculated in the preceding sentence, attributable to uncured Title Defects, disputed Title Defects and/or disputed Title Defect Amounts shall be deposited at Closing in an escrow account to be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and subject to an escrow agreement (the "Title Escrow Agreement") to be mutually agreed to by the Parties and the Escrow Agent. Purchaser and Sellers shall each be responsible for one-half of the fees and expenses, if any, of the Escrow Agent. If any of the Title Defects have been cured or otherwise resolved by the Parties by the expiration of the time period provided for in Section 3.4(c) to cure such Title Defects, then the Parties shall provide joint instructions to the Escrow Agent to release the Title Defect Amounts held in escrow attributable to such cured or resolved Title Defects to the applicable Seller. If any of the Title Defects have not been cured or otherwise resolved by the Parties by the expiration of the time period provided for in Section 3.4(c) to cure such Title Defects, then the Parties shall provide joint instructions to the Escrow Agent to release any undisputed Title Defect Amounts held in escrow attributable to any uncured and undisputed Title Defects to Purchaser and all remaining disputed Title Defect Amounts and/or Title Defects shall be submitted to arbitration by the Parties as provided for in Section 3.4(i), which amounts will then be distributed by the Escrow Agent in accordance with the final decision of the Title Arbitrator thereunder, unless otherwise agreed by the Parties. Notwithstanding the foregoing provisions of this
         Section 3.4(d), no reduction shall be made in the Purchase Price with respect to any Title Defect for which the Seller of the affected Wells and/or Ancillary Real Property, if agreed to in writing by Purchaser regarding the same, shall execute and deliver to Purchaser a written indemnity agreement,

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         in substantially the form attached hereto as Exhibit C, under which such Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Purchaser and its successors and assigns from any and all Damages arising out of or resulting from such Title Defect.

                  (e) With respect to each Well affected by Title Benefits reported under Section 3.4(b) (or of which Purchaser had Knowledge on or prior to the Title Claim Date and should have reported under Section 3.4(b)), the Purchase Price shall be increased by an amount (the "Title Benefit Amount") equal to the increase in the Allocated Value for such Well caused by such Title Benefits, as determined pursuant to Section 3.4(h); provided, that, the Purchase Price shall only be increased for any for Title Benefit if the Title Benefit Amount with respect thereto exceeds $100,000.

                  (f) Except as provided in Section 7.2(e), Section 3.4(d) shall, to the fullest extent permitted by applicable Law, be the exclusive right and remedy of Purchaser with respect to any Seller's breach of its warranty and representation in Section 3.1.

                  (g) The Title Defect Amount resulting from a Title Defect shall be determined as follows:

                           (i) if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

                           (ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the affected Well and/or Ancillary Real Property;

                           (iii) if the Title Defect represents a discrepancy between (A) the net revenue interest for any Well and (B) the net revenue interest stated on Exhibit A-1, then the Title Defect Amount shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the net revenue interest decrease and the denominator of which is the net revenue interest stated on Exhibit A-1, provided that if the Title Defect is not effective or does not affect a Well throughout its entire productive term, the Title Defect Amount determined under this Section 3.4(g)(iii) shall be reduced accordingly;

                           (iv) if the Title Defect represents a defect, discrepancy or Encumbrance to a Well and/or Ancillary Real Property of a type not described in subsections (i), (ii) or
                  (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Well and/or with respect to any Ancillary Real Property, the Well associated therewith so affected, the portion of Sellers' interest in the Well and/or Ancillary Real Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well, the values placed upon the Title Defect by Purchaser and Sellers and such other factors as are necessary to make a proper evaluation;

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                           (v)      notwithstanding anything to the contrary in
                  this Article 3, (A) an individual claim for a Title Defect affecting a Well and/or Ancillary Real Property for which a claim notice is given on or prior to the Title Claim Date shall only be subject to adjustment under this Article 3 (except for adjustments required by Section 3.5 or Section 3.6) if the Title Defect Amount with respect thereto exceeds $100,000, net of any Title Benefit Amount (of any amount) with respect to such Well, and then adjustment shall be for all of such amounts (above and below such $100,000 amount), subject to the provisions regarding the Basket below, (B) the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any given Well and/or Ancillary Real Property shall not exceed the Allocated Value of such Well or with respect to any Ancillary Real Property, the Well associated therewith, (C) except for adjustments required by
                  Section 3.5 or Section 3.6, there shall be no Purchase Price adjustment or escrowed amounts for Title Defects unless and until the aggregate Title Defect Amounts for all Wells and/or Ancillary Real Property for which claim notices were timely delivered exceeds the Basket, net of any adjustments to the Purchase Price pursuant to Section 3.4(e) (at which time all adjustments for such Title Defects shall be made for all such Title Defect Amounts), and (D) the Title Defect Amount for any alleged Title Defect as to Ancillary Real Property claimed as a result of a breach of Section 3.1(b) shall be computed on the basis of the Allocated Value attributable to the Well or Wells affected by such alleged Title Defect;

                           (vi) for purposes of Closing, if a Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect or (B) the share of such curative work cost and expense which is allocated to such Well pursuant to subsection (vii) below; and

                           (vii) the Title Defect Amount shall be determined without duplication of any costs or losses (A) included in another Title Defect Amount hereunder, (B) included in a casualty loss under Section 3.6, or (C) for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price. To the extent that the cost to cure any Title Defect will result in the curing of all or a part of one or more other Title Defects, such cost of cure shall be allocated for purposes of Section 3.4(g)(vi) among the Wells so affected on a fair and reasonable basis.

                  (h) The Title Benefit Amount for any Title Benefit shall be the product of the Allocated Value of the affected Well multiplied by a fraction, the numerator of which is the net revenue interest increase and the denominator of which is the net revenue interest stated on Exhibit A-1, provided that if the Title Benefit is not effective or does not affect a Well throughout the entire life of the Well, the Title Benefit Amount determined under this Section 3.4(h) shall be reduced accordingly.

                  (i) Sellers and Purchaser shall attempt to agree on all Title Defect Amounts and Title Benefit Amounts by three (3) days prior to the scheduled Closing Date under

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         Section 8.1(a). At the end of the time period specified in Section
         3.4(c), all Title Defects, Title Defect Amounts and Title Benefit Amounts still in dispute shall be submitted by the Parties to a title attorney with at least 10 years' experience in oil and gas titles as selected by (A) mutual agreement of Purchaser and Seller or (B) absent such agreement during the 10-day period, by the Houston office of the American Arbitration Association (the "Title Arbitrator"). The Title Arbitrator shall not have had an affiliation with any Party or its Affiliates within the seven (7) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator's determination shall be made within 45 days after submission of the matters in dispute and shall be final and binding upon all Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(g) and 3.4(h) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation title attorneys from other states and petroleum engineers. In no event shall any Title Defect Amount exceed the estimate given by Purchaser in its claim notice delivered in accordance with Section 3.4(a) and in no event shall any Title Benefit Amount exceed any estimate given by any Seller in a claim notice delivered in accordance with Section 3.4(b). The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Amounts and Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Sellers shall bear one-half and Purchasers shall bear one-half of the costs and expenses of the Title Arbitrator.

                  (j) Sellers' election to attempt to cure a Title Defect shall not constitute a waiver of Seller's right to dispute the existence, nature, or value of, or cost to cure, the Title Defect.

         SECTION 3.5 CONSENTS TO ASSIGNMENT AND PREFERENTIAL RIGHTS TO PURCHASE.

                  (a) Promptly after the date hereof, Sellers shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 4.16 requesting consents to the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on
         Schedule 4.16 in compliance with the terms of such rights and requesting waivers of such rights. Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including, without limitation, the successful Closing of this Agreement pursuant to Article 8 as to those Assets for which preferential purchase rights have not been exercised. The consideration payable under this Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset, subject to adjustment as described in Section 2.2. Sellers shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained

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         and delivered prior to Closing, provided that Sellers shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers. Purchaser shall cooperate with Sellers in seeking to obtain such consents to assignment and waivers of preferential rights.

                  (b) In no event shall there be transferred at Closing any Asset for which a consent requirement has not been satisfied and which will terminate or in which the rights to be transferred to Purchaser will be materially impaired if transferred without the consent. In cases in which the Asset subject to such a requirement is a Contract and Purchaser is assigned the Asset(s) to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, the applicable Seller shall continue after Closing to use commercially reasonable efforts to obtain the consent so that such Contract can be transferred to Purchaser upon receipt of the consent. In cases in which the Asset subject to such a consent requirement is a Property and the third Person consent to the transfer of the Property is not obtained by Closing, the affected Property and those Assets exclusively related to that Property shall not be transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of the affected Property and such related Assets. If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 3.4 is subsequently satisfied prior to the date of delivery of the final settlement statement under Section 8.4(b), a separate Closing shall be held at which (i) Sellers shall convey the affected Property and related Assets to Buyer in accordance with this Agreement and (ii) Purchaser shall pay the Allocated Value of such Property and related Assets, adjusted in accordance with Section
         2.2. If such consent requirement is not satisfied by the date of delivery of the final settlement statement, Sellers shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property and related Assets.

                  (c) If any preferential right to purchase any Assets is exercised prior to Closing, the Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A (and Exhibits A-1, A-2, A-4 and A-5, as applicable) to this Agreement for all purposes. Sellers shall retain the consideration paid by the third Person.

                  (d) Should a third Person fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, the affected Assets shall not be transferred at Closing and the Purchase Price shall be reduced by the Allocated Values of such Assets. If the applicable preferential purchase rights have been waived or expired prior to the date of delivery of the final settlement statement under
         Section 8.4(b), a separate Closing shall be held at which (i) Sellers shall convey the affected Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay the Allocated Value of such Assets, adjusted in accordance with Section 2.2. If such preferential purchase right has not been waived or has not expired by the date of delivery of the final settlement statement, Sellers shall have no further obligation to sell and convey the Assets affected thereby and Purchaser shall have no further obligation to purchase, accept and pay for such Assets.

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         SECTION 3.6 CASUALTY OR CONDEMNATION LOSS.

         If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, Purchaser shall nevertheless be required to close and Sellers shall elect by written notice to Purchaser prior to Closing (i) to cause the Assets affected by any casualty to be repaired or restored, at Sellers' sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date and for which Purchaser agrees to give Sellers and their representatives reasonable access to the affected Assets, subject to Sellers' indemnity obligations set forth in
Section 6.6(b)), in which case that portion of the Purchase Price equal to the lesser of the Allocated Value attributable to such affected Asset or the estimated amount of the loss will be placed at Closing into escrow under the Title Escrow Agreement as provided in Section 3.4(d) to be released either (a) to Sellers at such time as the casualty is repaired or restored, or (b) to Purchaser if such casualty is not repaired or restored, (ii) to indemnify Purchaser, with Purchaser's written consent, through a document reasonably acceptable to Sellers and Purchaser against any costs or expenses that Purchaser reasonably incurs to repair the Assets subject to any casualty or (iii) exclude the affected Assets from this Agreement for all purposes (in which event the Purchase Price shall be decreased by the Allocated Value for such Assets). In the event that the Assets are repaired or restored by Sellers under clause (i) or by Purchaser under clause (ii) and the repaired or restored Assets represent upgrades from the Assets that were damaged, destroyed or taken, Purchaser shall bear the portion of the cost of repair or restoration attributable to the increase in quality as a result of such upgrade. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking, except to the extent Purchaser has rights against any third party with respect to the casualty or taking after the Effective Time, and then only as to the period of time after the Effective Time, or the Parties otherwise agree in writing. Notwithstanding the preceding, if the aggregate losses caused by such casualties and takings exceed ten percent (10%) of the unadjusted Purchase Price, either Party may, by notice to the other prior to Closing, elect to terminate this Agreement under Section 9.1.

         SECTION 3.7 LIMITATIONS ON APPLICABILITY.

         Except as provided in Section 7.2(e), the representation and warranty in Section 3.1 shall terminate as of the Title Claim Date and shall have no further force and effect thereafter, provided there shall be no termination of Purchaser's or Sellers' rights under Section 3.4 with respect to any bona fide Title Defect or Title Benefit claim properly reported on or before the Title Claim Date. Thereafter, Purchaser's sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in the respective Conveyances transferring the Assets from Sellers to Purchaser.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

                  Each Seller represents and warrants to Purchaser:

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         SECTION 4.1 EXISTENCE AND QUALIFICATION.

         Such Seller is a corporation or limited partnership, as applicable, duly organized and validly existing under the laws of its state of organization and, if not organized under the laws of Texas, is duly qualified to do business as a foreign corporation or limited partnership, as applicable, in the State of Texas.

         SECTION 4.2 POWER.

         Such Seller has the corporate power, or the power under its agreement of limited partnership and the limited partnership act of its state of organization, as applicable, to enter into and perform this Agreement (and all documents required to be executed and delivered by such Seller at Closing) and consummate the transactions contemplated by this Agreement (and such documents).

         SECTION 4.3 AUTHORIZATION AND ENFORCEABILITY.

         The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by such Seller at Closing), and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or partnership action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 4.4 NO CONFLICTS.

         The execution, delivery and performance of this Agreement by such Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership or other organizational documents of such Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which such Seller is a party or which affects such Seller's Assets, (iii) violate any judgment, order, ruling, or decree applicable to such Seller as a party in interest, or (iv) violate any Laws applicable to such Seller or any of such Seller's Assets, except any matters described in clauses (ii), (iii) or
(iv) above which would not have a Material Adverse Effect.

         SECTION 4.5 LIABILITY FOR BROKERS' FEES.

         Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of such Seller or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

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                                      -20-
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         SECTION 4.6 LITIGATION.

         Except as set forth in Schedule 4.6, there are no claims, demands, actions, suits or proceedings pending, or to such Seller's Knowledge threatened in writing, by any Person or any Governmental Body or arbitrator with respect to the Assets. There are no claims, demands, actions, suits or proceedings pending, or to such Seller's Knowledge, threatened in writing, by any Person or any Governmental Body or arbitrator against such Seller which are reasonably likely to impair materially such Seller's ability to perform its obligations under this Agreement or any document required to be executed and delivered by such Seller at Closing.

         SECTION 4.7 TAXES AND ASSESSMENTS.

         To such Seller's Knowledge, such Seller has filed all material Tax returns required to be filed by such Seller with respect to the Assets. Except as disclosed on Schedule 4.7, to such Seller's Knowledge, such Seller has paid or caused to be paid all ad valorem, property, production, severance and similar Taxes based upon or measured by the ownership of or the production of Hydrocarbons from such Seller's Assets required to be shown on such returns, except those being contested in good faith and disclosed on Schedule 4.7. Except as disclosed on Schedule 4.7, such Seller has not received written notice of any pending claim against such Seller from any applicable taxing authority for assessment of Taxes with respect to such Seller's Assets.

         SECTION 4.8 ENVIRONMENTAL LAWS.

         Except as set forth in Schedule 4.8 or the other schedules hereto, to such Seller's Knowledge, such Seller's ownership or operation of the Assets has been in compliance with all applicable Environmental Laws, except such failures to comply as, individually or in the aggregate, would not have a Material Adverse Effect. Except for contamination that would not, individually or in the aggregate, have a Material Adverse Effect, to such Seller's Knowledge there has been no contamination of groundwater, surface water or soil on the Lands or adjoining lands resulting from such Seller's ownership or operation of the Assets which requires remediation under applicable Environmental Laws. Notwithstanding the other terms of this Section, such Seller makes no, and disclaims any, representation or warranty, express or implied, with respect to the presence or absence of naturally occurring radioactive material ("NORM") in or on the Properties or Equipment in quantities typical for oilfield operations in the areas in which the Properties and Equipment are located.

         SECTION 4.9 CAPITAL COMMITMENTS. Except as disclosed on Schedule 4.9, as of the date hereof, there were no outstanding AFEs or other capital commitments with respect to such Seller's Assets that could reasonably be expected to require expenditures by the owner of such Assets after the Effective Time in excess of $75,000.

         SECTION 4.10 COMPLIANCE WITH LAWS.

         Except as disclosed on Schedule 4.10, and except with respect to Environmental Laws, which are addressed exclusively in Section 4.8, to such Seller's Knowledge, such Seller has complied with and such Seller's Assets have been owned and operated in compliance with all

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                                      -21-
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applicable Laws, except such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 4.11 CONTRACTS.

         Neither such Seller, nor, to the Knowledge of such Seller, any other party is in default under any Contract except as disclosed on Schedule 4.11(a) and except such defaults as would not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect. Schedule 4.11(b), sets forth all
(i) Contracts with Affiliates of such Seller which will be binding on such Seller's Assets or the owner thereof after Closing, (ii) hedges, swaps or other derivatives contracts which will be binding on such Seller's Assets or the owner thereof after Closing, (iii) Contracts that could reasonably be expected to result in aggregate payments by Purchaser with respect to the Assets of more than $200,000 during the current or any subsequent year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues), (iv) Contracts that can reasonably be expected to result in aggregate revenues to Purchaser with respect to the Assets of more than $200,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues), (v) gathering, transportation, processing, refining and similar Contracts with respect to Hydrocarbons that are not terminable without penalty on sixty (60) days or less notice, (vi) indentures, mortgages, loans, notes, credit, security or sale-leaseback and similar Contracts to which Assets are subject which will not be released at or prior to Closing, (vii) Contracts that constitute a lease which lease (A) cannot be terminated by Purchaser without penalty upon sixty
(60) days or less notice and (B) involves an annual base rental of more than $200,000, (viii) Contracts containing covenants limiting the freedom of the owner of such Assets to engage in any line of business or compete with any Person or operate at any location, (ix) Contracts pursuant to which Hydrocarbons from the Assets are, or are to be, sold, that are not terminable without penalty on sixty (60) Days or less notice, (x) suretyship Contracts, performance bonds, working capital maintenance or other forms of guaranties and which will not be terminated at or prior to Closing, (xi) Contracts for the exchange of Hydrocarbons; farm-out or farm-in agreements; participation agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, and
(xii) Contracts, a default or termination of which could have a Material Adverse Effect on the Purchaser's ownership or operation of the Assets.

         Schedule 4.11(b) also sets forth all amendments to any Contract listed thereon. Such Seller has furnished or will make available to Purchaser copies of each Contract of such Seller listed in Schedule 4.11(b) and all amendments to each such Contract.

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                                      -22-
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         SECTION 4.12 PAYOUT BALANCES. With respect to those Wells and/or Leases of such Seller that are subject to back-in or reversionary interests by such Seller or another Person upon a "payout", the payout balances attributable to such Wells and/or Leases as of the date hereof are set forth in Schedule 4.12.

         SECTION 4.13 CALLS ON PRODUCTION. Except as set forth in any Contract listed on Schedule 4.11 or Lease, or as otherwise set forth on Schedule 4.13, no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons produced from the Wells or the Leases of such Seller.

         SECTION 4.14 PAYMENTS FOR PRODUCTION.

         Except as disclosed in Schedule 4.14, all proceeds from the sale of Hydrocarbons attributable to such Seller's interest in the Properties are currently being paid in full to such Seller (after Tax withholdings and similar deductions authorized by the terms of the Contracts or applicable Law). Further, such Seller is not obligated by virtue of a take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected in the net revenue interest figures set forth on Exhibit A-1), to deliver Hydrocarbons attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

         SECTION 4.15 PRODUCTION IMBALANCES.

         Except with respect to the Properties and amounts set forth on Schedule
4.15 and with respect to the Cabot Litigation, as of August 31, 2003, there were no production imbalances with co-owners of the Properties of such Seller or any pipelines transporting Hydrocarbons produced from such Properties.

         SECTION 4.16 CONSENTS AND PREFERENTIAL PURCHASE RIGHTS.

         None of such Seller's Assets, or any portion thereof, is subject to any preferential rights to purchase or third-party consents to assignment which may be applicable to the transactions contemplated by this Agreement and such Seller's execution, delivery and performance of this Agreement (or any document required to be executed and delivered by such Seller at Closing) is not and will not be subject to any consent, approval or waiver from any Governmental Body or other Person, except, in each case (i) consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing or (ii) as set forth on Schedule 4.16.

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         SECTION 4.17 WELLS, EQUIPMENT AND GATHERING SYSTEMS. Except as set
forth in Schedule 4.17, all Wells, Equipment and the Gathering Systems of such Seller, to the Knowledge of such Seller, are in good and operable state of repair, and such Seller owns such Equipment and Gathering Systems free and clear of all Encumbrances except the Permitted Encumbrances.

         SECTION 4.18 WELLS. To such Seller's Knowledge, all drilling and completion of such Wells and all operations with respect thereto have been conducted in compliance with all applicable Law, except such violations that would not or could not be reasonably be expected to have a Material Adverse Effect.

         SECTION 4.19 GOVERNMENTAL LICENSES, PERMITS AND CERTIFICATES. To such Seller's Knowledge, such Seller possesses all licenses, permits and certificates from Governmental Bodies necessary for the ownership and operation of such Seller's Assets.

         SECTION 4.20 RENTALS; ROYALTIES. All rentals, royalties, overriding royalties, compensatory royalties and other payments due with respect to such Seller's Assets have been properly and timely paid.

         SECTION 4.21 LEASES. Except as set forth on Schedule 4.21, with respect to such Seller's Leases (but only to Seller's Knowledge with respect to Leases not operated by such Seller or its Affiliates):

                  (a) to the Knowledge of such Seller, such Leases have been maintained according to their terms, in compliance with all material agreements to which the Leases are subject;

                  (b)      such Leases are presently in full force and effect;

                  (c) to the Knowledge of such Seller, no other party to any such Lease is in breach or default with respect to any of its obligations thereunder; and

                  (d) to the Knowledge of such Seller, there has not occurred any event, fact or circumstance which with the lapse of time or the giving of notice, or both, would constitute such a breach or default on behalf of such Seller or any other party.

         SECTION 4.22 PLUGGING AND ABANDONMENT OBLIGATIONS. Except as set forth on Schedule 4.22, there are no wells which were drilled by W&B as operator, and to Sellers' Knowledge, no wells in which Sellers participated as non-operator, excluding for the purpose of this representation and warranty by Sellers all wells listed on Schedule A-1, located on such Seller's Leases, that:

                  (a) such Seller is currently obligated by Law or Contract to plug and abandon;

                  (b) such Seller will be obligated by Law or Contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing in commercial quantities;

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                                      -24-
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                  (c)      are subject to exceptions to a requirement to plug
         and abandon issued by a Governmental Body having jurisdiction over the Properties; or

                  (d) to the Knowledge of such Seller, have been plugged and abandoned but have not been plugged or reclaimed in accordance with all applicable requirements of each Governmental Body having jurisdiction over the Properties.

         SECTION 4.23 SUSPENSE. Schedule 4.23 sets forth a list of all funds held in suspense by such Seller on the date hereof that are attributable to the Properties, a description of the source of such funds and the reason they are being held in suspense, the agreement or agreements under which such funds are being held and the name or names of the Persons claiming such funds or to whom such funds are owed.

         SECTION 4.24 OPERATIONS SINCE THE EFFECTIVE TIME. Except as set forth in Schedule 4.24, since the Effective Time:

                  (a) such Seller has caused its Assets to be developed, maintained and operated in substantially the same manner as the Assets were developed, maintained and operated prior to the Effective Time;

                  (b) such Seller has not sold, assigned, transferred, farmed out, conveyed or otherwise disposed of any of its Assets, except for the sale of Hydrocarbons in the ordinary course of business;

                  (c) such Seller has not permitted any Leases or material rights with respect to its Assets to expire, or waived any material rights with respect to its Assets;

                  (d) there have been no fires, blow-outs or other casualties (above or below the surface of the ground) which affected any of such Seller's Assets; and

                  (e) except as expressly disclosed in this Agreement, there have been no events that would have, individually or in the aggregate, a Material Adverse Effect on such Seller's Assets.

         SECTION 4.25 SEISMIC DATA. Such Seller has the right to license to Purchaser the Seismic Data as provided in Section 6.17 and such license shall not cause Purchaser to incur any additional fee or payment.

         SECTION 4.26 FOREIGN PERSON. Such Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

         SECTION 4.27 CERTAIN DISCLAIMERS.

                  (a) Except as and to the extent expressly set forth in Articles 3 and 4 of this Agreement or in the certificate of each Seller to be delivered pursuant to Section 8.2(d) or in the Conveyance instruments to be delivered by each Seller to Purchaser hereunder, (i) Sellers make no representations or warranties, express or implied, and
         (ii) Sellers expressly disclaim all liability and responsibility for any statement or information made

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                                      -25-
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         or communicated (orally or in writing) to Purchaser or any of its
         Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchaser by any officer, director, employee, agent, consultant, representative or advisor of Sellers or any of their Affiliates).

                  (b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THIS ARTICLE 4, IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED PURSUANT TO SECTION 8.2(d), OR IN THE CONVEYANCE INSTRUMENTS TO BE DELIVERED BY EACH SELLER TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO
         (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES,
         (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING EQUIPMENT AND OTHER TANGIBLE PROPERTY IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

                  (c) Inclusion of a matter on a Schedule attached hereto with respect to a representation or warranty which addresses matters being "material" or having a Material Adverse Effect shall not necessarily be deemed an indication that such matter does, or may, be "material" or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Sellers the following:

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         SECTION 5.1 EXISTENCE AND QUALIFICATION.

         Purchaser is a limited partnership duly formed and validly existing under the laws of the state of Texas.

         SECTION 5.2 POWER.

         Purchaser has the partnership power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and consummate the transactions contemplated by this Agreement (and such documents).

         SECTION 5.3 AUTHORIZATION AND ENFORCEABILITY.

         The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         SECTION 5.4 NO CONFLICTS.

         The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Purchaser, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (ii),
(iii), or (iv) above which would not have a material adverse effect on Purchaser.

         SECTION 5.5 LIABILITY FOR BROKERS' FEES.

         Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

         SECTION 5.6 LITIGATION.

         There are no claims, demands, actions, suits or proceedings pending, or to Purchaser's Knowledge, threatened in writing by any Person or any Governmental Body or arbitrator against

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Purchaser which are reasonably likely to impair materially Purchaser's ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.

         SECTION 5.7 FINANCING.

         Purchaser has sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Sellers at the Closing.

         SECTION 5.8 INDEPENDENT INVESTIGATION.

         Purchaser acknowledges and affirms that (i) it has completed its independent investigation, verification, analysis and evaluation of the Assets and (ii) it has made all such reviews and inspections of the Assets as it has deemed necessary or appropriate. Except for the representations and warranties expressly made by each Seller in Articles 3 and 4 of this Agreement, or in any certificate to be furnished to Purchaser by each Seller pursuant to Section 8.2(d), or in the Conveyance instruments to be delivered by each Seller to Purchaser hereunder, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Assets or prospects thereof, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.

         SECTION 5.9 CONSENTS, APPROVALS OR WAIVERS.

         Purchaser's execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other third Person, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after Closing.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

         SECTION 6.1 ACCESS.

                  (a) Between the date of execution of this Agreement and the Closing Date, Sellers will give Purchaser and its representatives access to the Assets and access to and the right to copy, at Purchaser's expense, the Records in each Seller's or its Affiliates' possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Sellers may do so without violating any obligations to any third Person and to the extent that Sellers have authority to grant such access without breaching any restriction binding on any Seller; provided, however, Seller shall use reasonable efforts to obtain any necessary third Person consent and remove any such restriction. Such access by Purchaser shall be limited to each Seller's normal business hours, and Purchaser's investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. Except for a Phase 1 environmental assessment to be performed by an environmental engineer or consultant, without the consent of Sellers, which shall

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         not be unreasonably withheld, neither Purchaser nor its representatives shall conduct any testing or sampling of materials on or with respect to the Assets prior to Closing. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of that certain confidentiality agreement between Albrecht & Associates, Inc., as agent for Sellers, and Purchaser dated July 8,
         2003 (the "Confidentiality Agreement"), which agreement shall terminate at Closing.

                  (b) Sellers shall have the right to cause an environmental engineer or consultant to conduct a Phase 1 environmental assessment at any time before Closing or within sixty (60) days after the Closing Date; provided that, if such assessment occurs on or after Closing, the indemnity provisions in Section 6.6(b) shall apply to any such access.

         SECTION 6.2 GOVERNMENT REVIEWS.

         Sellers and Purchaser shall in a timely manner (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

         SECTION 6.3 NOTIFICATION OF BREACHES OF REPRESENTATIONS AND WARRANTIES.

         Until the Closing,

                  (a) Purchaser shall notify Sellers promptly after Purchaser obtains actual Knowledge that any representation or warranty of any Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date.

                  (b) Sellers shall notify Purchaser promptly after any Seller obtains actual Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date.

         If any of Purchaser's or Sellers' representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, but if such breach of representation, warranty, covenant or agreement is (if curable) cured by the scheduled Closing Date, then such breach shall be considered not to have occurred for all purposes of this Agreement.

         SECTION 6.4 PUBLIC ANNOUNCEMENTS.

         No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other, which consent shall not be unreasonably withheld;

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provided, however, the foregoing shall not restrict disclosures by Purchaser or any Seller (i) that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates, (ii) to Governmental Bodies and third Persons holding preferential rights to purchase or rights of consent that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such right or such consents or (iii) as otherwise permitted for "Evaluation Material" under the terms of the Confidentiality Agreement (regardless of whether the Confidentiality Agreement has terminated at the time in question).

         SECTION 6.5 OPERATION OF BUSINESS.

         Except as to matters set forth on Schedule 6.5 or as otherwise approved in writing by Purchaser, from the date of execution of this Agreement until the Closing, Sellers (i) will conduct their business related to the Assets in the ordinary course consistent with Sellers' recent exploration and drilling program and other recent practices, (ii) will not commit to any new operation reasonably anticipated by Sellers to require future capital expenditures by the owner of the Assets in excess of $75,000, or will not make any non-consent election under a joint operating agreement, (iii) will not voluntarily terminate, materially amend, execute or extend any material Contracts affecting the Assets, (iv) will furnish Purchaser, on or before the 20th day of each month, with a schedule setting forth the actual expenditures incurred during the past reporting periods and an estimate of the expenditures that Sellers believe that they will incur during the following reporting period, (v) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third Persons in the amounts and of the types presently in force, (vi) will use commercially reasonable efforts to maintain in full force and effect all Leases that are presently producing in paying quantities, (vii) will maintain all material permits, approvals, bonds, and guaranties affecting the Assets, and make all filings that Sellers are required to make under applicable Law with respect to the Assets and (viii) will not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets except for sales and dispositions of Equipment and Hydrocarbons made in the ordinary course of business consistent with past practices, (ix) will provide Purchaser daily production and drilling reports, and (x) will notify Purchaser of any Material Adverse Effect of which Seller has Knowledge. Requests for approval of any action restricted by this Section 6.5 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

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              Chad L. Stephens                   George Teer
              Senior Vice President -            Vice President -
              Corporate Development              Operations
              777 Main Street, Suite 800         777 Main Street, Suite 800
              Fort Worth, Texas 76102            Fort Worth, Texas 76102
              Fax: (817) 810-1990                Fax: (817) 810-1990

Purchaser's approval of any action restricted by this Section 6.5 shall be considered granted within 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the applicable Seller's notice) of the applicable Seller's notice to Purchaser requesting such consent unless Purchaser notifies such Seller to the contrary during that period. In the event of an emergency, any Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

         SECTION 6.6 INDEMNITY REGARDING ACCESS.

                  (a) PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THEIR AFFILIATES, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES, AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS' FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, ILLNESS OR DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE ASSETS AND TO THE RECORDS AND OTHER RELATED INFORMATION PRIOR TO THE CLOSING BY PURCHASER, ITS AFFILIATES, OR ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, EVEN IF SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF AN INDEMNIFIED PERSON, EXCLUDING, HOWEVER, SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES THAT ARE CAUSED, IN WHOLE OR IN PART, BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER. SELLERS AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER, ITS AFFILIATES, AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS' FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, ILLNESS OR DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE ASSETS AND TO THE RECORDS AND OTHER RELATED INFORMATION PRIOR TO THE CLOSING BY PURCHASER, ITS AFFILIATES, OR ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES TO THE EXTENT SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES ARE CAUSED, IN WHOLE OR IN PART, BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER.

                  (b) SELLERS AGREE TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURCHASER, ITS AFFILIATES, THE OTHER OWNERS OF INTERESTS IN THE PROPERTIES, AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS' FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, ILLNESS OR DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE PROPERTIES FOR THE PURPOSES SPECIFIED IN SECTIONS 3.6, 6.1(b), 10.1(g) AND

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         6.16 ON OR SUBSEQUENT TO THE CLOSING BY SELLERS, THEIR AFFILIATES, OR
         ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, EVEN IF SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF AN INDEMNIFIED PERSON, EXCLUDING, HOWEVER, SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES THAT ARE CAUSED, IN WHOLE OR IN PART, BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PURCHASER. PURCHASER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLERS, THEIR AFFILIATES, AND ALL SUCH PERSONS' DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES (INCLUDING COURT COSTS AND REASONABLE ATTORNEYS' FEES), INCLUDING CLAIMS, LIABILITIES, LOSSES, COSTS AND EXPENSES ATTRIBUTABLE TO PERSONAL INJURY, ILLNESS OR DEATH, OR PROPERTY DAMAGE, ARISING OUT OF OR RELATING TO ACCESS TO THE PROPERTIES FOR THE PURPOSES SPECIFIED HEREIN SUBSEQUENT TO THE CLOSING BY SELLERS, THEIR AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES TO THE EXTENT SUCH CLAIMS, LIABILITIES, LOSSES, COSTS OR EXPENSES ARE CAUSED, IN WHOLE OR IN PART, BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PURCHASER.

         SECTION 6.7 ASSUMPTION OF OBLIGATIONS.

         By the consummation of the transactions contemplated by this Agreement at Closing, and without limiting but subject to the indemnification obligations of Sellers under Article 10, Purchaser assumes and agrees to pay, perform and discharge (a) Sellers' obligations accruing from and after the Closing Date under the Leases, Contracts and applicable Law with respect to the Assets, (b) Sellers' obligations with respect to the Assets to furnish makeup Hydrocarbons according to the terms of applicable sales, gathering, processing, or transportation contracts or in response to Hydrocarbon production imbalances,
(c) Sellers' obligations with respect to the Assets to pay revenues, royalties or other amounts payable to third Persons with respect to the Properties but held in suspense, and (d) Sellers' obligations with respect to the Assets to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits.

         SECTION 6.8 TAX MATTERS.

         Subject to the provisions of Section 11.5, Sellers shall be responsible for (i) all Taxes attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom during any period of time at or prior to the Effective Time, (ii) Sellers' income taxes through the Closing and (iii) any income Taxes arising as a result of a gain recognized on the transfer of the Assets, and Purchaser shall be responsible for all such Taxes attributable to the ownership or operation of the Assets or production of Hydrocarbons therefrom during any period of time after the Effective Time (other than Sellers' income taxes). Regardless of which Party is responsible, Sellers shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all returns with respect to such Taxes).

         SECTION 6.9 EMPLOYEE MATTERS.

         Purchaser or its Affiliates may, but shall not be obligated to, offer employment to the employees of Sellers employed in connection with the operation of the Assets and identified on

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Schedule 6.9. The costs incurred, directly or indirectly, in connection with the employment termination of any employee listed on Schedule 6.9 who accepts and commences employment with Purchaser or its Affiliates on or after the termination of the Transition Agreement shall be borne exclusively by Purchaser. Effective as of the Closing Date, and for one (1) year after the Closing Date, Purchaser and its Affiliates shall not offer employment to any employee of any Seller or any of its Affiliates who is employed by any Seller or any of its Affiliates in connection with the operation of the Assets and is not listed on
Schedule 6.9, or assist, induce, influence, or in any way cause any such employee to terminate his employment with any Seller or any of its Affiliates.
No later than fifteen (15) days prior to the termination of the Transition Agreement, Purchaser shall notify Sellers in writing of the employees listed on
Schedule 6.9 to whom Purchaser or its Affiliates will make offers of employment at or before the termination of the Transition Agreement. Purchaser agrees to reimburse Sellers for all severance and termination benefits paid by Sellers to any employee listed on Schedule 6.9 who is not offered employment by Purchaser prior to the termination of the Transition Agreement but who is offered employment by Purchaser within one (1) year of the termination of the Transition Agreement.

         SECTION 6.10 OPERATORSHIP. Within five (5) Business Days after the execution of this Agreement, each Seller shall send notices to co-owners of those Properties that such Seller currently operates indicating that such Seller is resigning as operator, effective upon the Closing, and recommending that Purchaser be elected successor operator effective as of the Closing. Sellers make no representations or warranties to Purchaser as to the transferability of operatorship of any Properties which any Seller currently operates. Rights and obligations associated with operatorship of the Properties are governed by operating agreements or similar agreements and will be decided in accordance with the terms of such agreements.

         SECTION 6.11 CHANGE OF NAME.

         As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the names "Wagner & Brown", "W&B", "Canyon", "Intercon", and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to any Seller or any of its Affiliates.

         SECTION 6.12 REPLACEMENT OF BONDS, LETTERS OF CREDIT AND GUARANTEES.

         The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by any Seller with Governmental Bodies or co-owners and relating to the Assets will be transferred to Purchaser. Promptly following Closing, but, as to Properties operated by a Seller, in no event later than the transfer of operatorship of such Properties, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by any Seller or to consummate the transactions contemplated by this Agreement.

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         SECTION 6.13 TRANSITION AGREEMENT.

         On the Closing Date, Purchaser and the applicable Sellers shall execute and deliver the Transition Agreement in the form attached hereto as Exhibit D (the "Transition Agreement") for all such Properties.

         SECTION 6.14 FURTHER ASSURANCES.

         At and after Closing, Sellers and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement. In particular, but in no way limiting the foregoing, it is Canyon's intent, and Canyon agrees to take all such further actions necessary, to convey and transfer all of Canyon's right, title and interest in and to rights-of way, easements, personal property and other similar assets owned by Canyon and located on the Lands and used in connection with the Gathering Systems.

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         SECTION 6.15 NET WORTH/FINANCIAL STATEMENT COVENANT. From and after
Closing until the earlier to occur of (a) the fifth anniversary date of the Closing, and (b) the date when all of Sellers' indemnity obligations have expired and there is no claim asserted by Purchaser against any Seller arising out of the transactions contemplated by this Agreement, the "Total Owners' Equity" of "Wagner & Brown, Ltd. and Canyon Energy Partners, Ltd., Combined Business Interests" shall equal or exceed $20,000,000. No later than May 31 of each year during the period described in the prior sentence, a responsible officer of W&B shall deliver a certificate to Purchaser indicating that as of December 31 of the preceding calendar year the "Total Owners' Equity" as reflected in the audited financial statements of "Wagner & Brown, Ltd. and Canyon Energy Partners, Ltd., Combined Business Interests" exceeds $20,000,000 and that the opinion of the independent certified public accountant is not qualified in any way.

         SECTION 6.16 ACCESS TO PROPERTIES FOR FACILITY REMOVAL. Sellers shall have the right for a period up to 180 days post-Closing to enter the Property where the facility described in Section 1.3(g) is located for the purpose of removing such facility, subject to Seller's indemnity obligations contained in
Section 6.6(b).

         SECTION 6.17 SEISMIC DATA LICENSE. Between the date of execution of this Agreement and the Closing Date, the applicable Sellers and Purchaser shall enter into a license agreement, in the form attached hereto as Exhibit E, to allow Purchaser to use all seismic data relating to the Properties shot or owned (in whole or with others) by any Seller, but excluding any data to the extent license is restricted by third-party agreement and such license restrictions are not waived or otherwise satisfied on or before Closing, and excluding any such data for which any Party would be required to pay a licensing fee or similar payment (data licensed pursuant to this Section 6.17, "Seismic Data").

                                   ARTICLE 7
                              CONDITIONS TO CLOSING

         SECTION 7.1 CONDITIONS OF SELLERS TO CLOSING.

         The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:

                  (a) Representations. The representations and warranties of Purchaser set forth in Article 5 to the extent qualified as to materiality shall be true and correct in all respects, subject to such qualification, and, to the extent not so qualified, shall be true and correct in all material respects, (in each case) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

                  (b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

                  (c) Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith,

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         shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator; and

                  (d) Title Defects. The sum of all Title Defect Amounts for Title Defects properly reported under Section 3.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under
         Section 3.4(b) (or that should have been reported by Purchaser under Section 3.4(b)), shall be less than $2,000,000.

                  (e) Adjustments/Losses. The sum of (i) adjustments to the Purchase Price under Section 3.5(b), (ii) losses caused by casualties and takings as contemplated by Section 3.6 and (iii) all Title Defect Amounts for Title Defects properly reported under Section 3.4(a) (after deducting the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 3.4(b) or that should have been reported to Purchaser under Section 3.4(b)) shall be less than ten percent (10%) of the unadjusted Purchase Price, in the aggregate.

         SECTION 7.2 CONDITIONS OF PURCHASER TO CLOSING.

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

                  (a) Representations. The representations and warranties of each Seller set forth in Article 4 to the extent qualified as to materiality shall be true and correct in all respects, subject to such qualification, and, to the extent not so qualified, shall be true and correct in all material respects, (in each case) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not, individually or in the aggregate, have a Material Adverse Effect;

                  (b) Performance. Each Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

                  (c) Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a third Person (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

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                  (d)      Title Representation. Sellers shall have not placed
         any Encumbrance on the Assets between the Title Claim Date and Closing; and

                  (e) Title Defects. The sum of all Title Defect Amounts for Title Defects properly reported under Section 3.4(a), less the sum of all Title Benefit Amounts for Title Benefits properly reported under
         Section 3.4(b) (or that should have been reported by Purchaser under Section 3.4(b)), shall be less than $2,000,000.

                  (f) Adjustments/Losses. The sum of (i) adjustments to the Purchase Price under Section 3.5(b), (ii) losses caused by casualties and takings as contemplated by Section 3.6 and (iii) all Title Defect Amounts for Title Defects properly reported under Section 3.4(a) (after deducting the sum of all Title Benefit Amounts for Title Benefits properly reported under Section 3.4(b) or that should have been reported by Purchaser under Section 3.4(b)) shall be less than ten percent (10%) of the unadjusted Purchase Price, in the aggregate.

                                   ARTICLE 8
                                    CLOSING

         SECTION 8.1 TIME AND PLACE OF CLOSING.

                  (a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the "Closing"), shall, unless otherwise agreed to in writing by Purchaser and Sellers, take place at the offices of Baker Botts L.L.P., counsel to Sellers, located at 910 Louisiana, Houston, Texas 77002, at 10:00 a.m., local time, on December 29, 2003, or if all conditions in Article 7 to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the rights of the Parties under Article 9.

                  (b) The date on which the Closing occurs is herein referred to as the "Closing Date."

         SECTION 8.2 OBLIGATIONS OF SELLERS AT CLOSING.

         At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 8.3, Sellers shall deliver or cause to be delivered to Purchaser the following:

                  (a) Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by the applicable Seller or Sellers and acknowledged before a notary public;

                  (b) assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, where applicable, duly executed by the applicable Seller or Sellers and acknowledged before a notary public;

                  (c) letters-in-lieu of transfer orders covering the Assets, duly executed by the applicable Seller or Sellers;

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                  (d)      a certificate duly executed by an authorized
         corporate officer of each Seller or its general partner, dated as of Closing, certifying on behalf of such Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

                  (e) A certificate duly executed by the secretary or any assistant secretary of each Seller or its general partner, dated as of the Closing, (i) attaching and certifying on behalf of such Seller complete and correct copies of (A) the resolutions of the Board of Directors of such Seller or its general partner authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby, and (B) any required approval by the stockholders or partners of such Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of such Seller the incumbency of each officer of such Seller or its general partner executing this Agreement or any document delivered in connection with the Closing;

                  (f) an executed statement described in Treasury Regulation Section 1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code;

                  (g) the Transition Agreement, if applicable, duly executed by the applicable Seller or Sellers; and

                  (h) Sellers shall deliver releases of all liens between Canyon and W&B at Closing.

         SECTION 8.3 OBLIGATIONS OF PURCHASER AT CLOSING.

         At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 8.2, Purchaser shall deliver or cause to be delivered to Sellers the following:

                  (a) a wire transfer of the Closing Payment in same-day funds;

                  (b) Conveyances of the Assets, duly executed by Purchaser and acknowledged before a notary public;

                  (c) the assignments of state and of federal leases, where applicable, referred to in Section 8.2(b), duly executed by Purchaser and acknowledged before a notary public;

                  (d) letters-in-lieu of transfer orders covering the Assets, duly executed by Purchaser;

                  (e) a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

                  (f) a certificate duly executed by the secretary or any assistant secretary of the general partner of Purchaser, dated as of the Closing, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) the resolutions of the Board of Directors of the general partner of Purchaser authorizing the execution, delivery and

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         performance by the general partner of Purchaser on behalf of the
         Purchaser of this Agreement and the transactions contemplated hereby and (B) any required approval by the limited partners of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of the general partner of Purchaser the incumbency of each officer of the general partner of Purchaser executing this Agreement or any document delivered in connection with the Closing;

                  (g) the Transition Agreement, if applicable, duly executed by Purchaser;

                  (h) subject to the execution and delivery by Sellers of a confidentiality agreement in the form attached hereto as Exhibit G, a copy of the Phase I environmental report with respect to the Properties prepared by Purchaser or its environmental consultants;

                  (i) with respect to all Properties that were operated by any Seller prior to the Closing and for which Purchaser is elected operator, completed P-4 forms for delivery to the Texas Railroad Commission executed by the applicable Seller and designating Purchaser as the operator for such Properties; and

                  (j) the Indemnity Agreement - Operatorship in the form attached hereto as Exhibit H, duly executed by Purchaser.

         SECTION 8.4 CLOSING PAYMENT AND POST-CLOSING PURCHASE PRICE
ADJUSTMENTS.

                  (a) Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Purchaser, using and based upon the best information available to Sellers, a preliminary settlement statement estimating the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Section
         2.2. The estimate delivered in accordance with this Section 8.4(a) shall constitute the dollar amount to be paid by Purchaser to Sellers at the Closing (the "Closing Payment").

                  (b) As soon as reasonably practicable after the Closing but not later than the 90th day following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Purchase Price and showing the calculation of each adjustment, based, to the extent possible on actual credits, charges, receipts and other items before and after the Effective Time. Sellers shall at Purchaser's request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 60th day following receipt of Sellers' statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such Statement. The Parties shall undertake to agree on the final statement of the Adjusted Purchase Price no later than 180 days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to PricewaterhouseCoopers LLP, or if PricewaterhouseCoopers LLP is unable or unwilling to perform its obligations under this Section, such other nationally-recognized independent accounting firm as may be accepted by Purchaser and Sellers, for review and final determination. The accounting firm shall conduct the arbitration

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         proceedings in Houston, Texas in accordance with the Commercial
         Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The accounting firm's determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Purchase Price, the accounting firm shall not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Each Seller and Purchaser shall bear its own legal fees and other costs of presenting its case. Sellers shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the accounting firm. Within 10 days after the earlier of (i) the expiration of Purchaser's 60-day review period without delivery of any written report or (ii) the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Sellers the amount by which the Adjusted Purchase Price exceeds the Closing Payment or (y) Sellers shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Purchase Price, as applicable. Any post-closing payment pursuant to this Section 8.4 shall bear interest from the Closing Date to the date of payment at the Agreed Interest Rate.

                  (c) All payments made or to be made under this Agreement to Sellers shall be made to W&B on behalf of all Sellers by electronic transfer of immediately available funds to JP Morgan Chase Bank, Account No. 05101021427, ABA No. 113000609, for the credit of W&B or to such other bank and account as may be specified by Sellers in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers.

                                   ARTICLE 9
                            TERMINATION AND AMENDMENT

         SECTION 9.1 TERMINATION.

         This Agreement may be terminated at any time prior to Closing: (i) by the mutual prior written consent of Sellers and Purchaser; or (ii) by either Sellers or Purchaser pursuant to Section 3.6, or (iii) by either Purchaser or Sellers, if Closing has not occurred on or before December 31, 2003 (the "Outside Date"), provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(iii) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

         SECTION 9.2 EFFECT OF TERMINATION.

         If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 2.4, 4.5, 5.5, 6.4, 6.6, 9.2, 11.6, 11.8, 11.9, 11.11, 11.12, 11.13,
11.14, 11.15, 11.16 and 11.17 and of the

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Confidentiality Agreement which shall continue in full force and effect) and
Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Section 2.4, the termination of this Agreement under Section 9.1(iii) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing. In the event this Agreement terminates under Section 9.1(iii) and any Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to Closing, then, subject to the provisions of Section 2.4, the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys' fees in addition to any other relief to which such Party maybe entitled.

                                   ARTICLE 10
                          INDEMNIFICATION; LIMITATIONS

         SECTION 10.1 INDEMNIFICATION.

                  (a) From and after Closing, Purchaser shall indemnify, defend and hold harmless Sellers from and against all Damages incurred or suffered by any Seller:

                           (i) caused by or arising out of or resulting from the ownership, use or operation of the Assets to the extent attributable to the period of time from and after the Closing Date, subject to the indemnity obligations, if any, of Sellers pursuant to Section 6.6(b),

                           (ii) caused by or arising out of or resulting from Purchaser's breach of any of Purchaser's covenants or agreements contained in Article 6, or

                           (iii) caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to
                  Section 8.3(e);

         EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, but excepting in each case Damages against which any Seller would be required to indemnify Purchaser under
         Section 10.1(b) at the time the claim notice is presented by Purchaser.

                  (b) From and after Closing, each Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser:

                           (i) attributable to or arising out of the actions, suits, or proceedings, if any, set forth on Schedule 4.6;

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                           (ii)     caused by or arising out of or resulting
                  from such Seller's breach of any of such Seller's covenants or agreements contained in Article 6,

                           (iii) caused by or arising out of our resulting from any breach of any representation or warranty made by such Seller contained in Article 4 of this Agreement, or in the certificate delivered by such Seller at Closing pursuant to
                  Section 8.2(d),

                           (iv) caused by or arising out of or resulting from the ownership, use or operation of such Seller's Excluded Assets, or

                           (v)      except for Property Costs for which
                  Purchaser is responsible under this Agreement, caused by or arising out of or resulting from the ownership, use or operation of such Seller's Assets prior to the Closing Date, subject to the indemnity obligations, if any, of Purchaser pursuant to Section 6.6(a);

         EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, this Section 10.1 contains the Parties' exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 4 and 5 and Sections 6.1(a), 6.2, 6.3, 6.5 and
         6.10 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 8.2(d) or 8.3(e), as applicable. Except for the remedies contained in this Section 10.1, and any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Articles 4 and 5 and Sections 6.1(a), 6.2, 6.3, 6.5 and 6.10, and the special warranty provided in the Conveyance, Sellers and Purchaser each release, remise and forever discharge the other and its or their Affiliates and all such Parties' officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, each Seller's ownership, use or operation of the Assets, or the condition, quality, status or nature of the Assets, including, without limitation, rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, excluding, however, any existing contractual rights between (i) Purchaser or any of Purchaser's Affiliates and (ii) any Seller or any of such Seller's Affiliates under contracts between them relating to the Assets.

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                  (d)      Claims for Property Costs shall be exclusively
         handled pursuant to the Purchase Price adjustments in Section 2.2, and pursuant to Section 11.2, and shall not be subject to indemnification under this Section 10.1.

                  (e) "Damages" shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchaser and Sellers shall not be entitled to indemnification under Sections 10.1(a)(i), 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii), 10.1(b)(iii) and
         10.1(b)(v) for, and the term "Damages" as used in such subsections shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages, and (ii) any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $100,000.

                  (f)      The indemnity of each Party provided in this Section
         10.1 shall be for the benefit of and extend to such Party's general partner and present and former Affiliates, and its and their directors, officers, employees, and agents. Any claim for indemnity under this
         Section 10.1 by any such Affiliate, director, officer, employee, or agent must be brought and administered by a Party to this Agreement. No Indemnified Person other than Sellers and Purchaser shall have any rights against either Sellers or Purchaser under the terms of this
         Section 10.1 except as may be exercised on its behalf by Purchaser or any Seller, as applicable, pursuant to this Section 10.1(f). Each Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Parties affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Party for any action or inaction under this Section.

                  (g) Purchaser shall not conduct (or have conducted on its behalf) any material remediation operations with respect to any claimed Damages relating to a breach of any Seller's representation or warranty pursuant to Section 4.8 or any Claim relating to the subject matter of such representation or warranty without first giving Sellers notice of the remediation with reasonable detail at least 45 days prior thereto (or such shorter period of time as shall be required by any Governmental Authority). Sellers shall have the option (in their sole discretion) to conduct (or have conducted on their behalf) such remediation operations provided that any such remediation operations must begin within thirty (30) days after receiving notice from Purchaser and be diligently pursued thereafter and all such remediations must be completed within one hundred eighty (180) days of the commencement of remediation operations unless the Parties agree that a longer remediation period is required. If Sellers so elect, Purchaser will give Sellers and their representatives access to the affected Assets after Closing for such purpose, provided that the indemnification provisions set forth in Section 6.6(b) shall apply during any such post-Closing access. If Sellers shall not have notified Purchaser within such specified period of their agreement to conduct such remediation operations, or, if Sellers shall have not completed such remediation operations within the time periods described in the prior

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         sentence, then Purchaser may take over or conduct (or have conducted on its behalf) such operations, as appropriate. Purchaser and Sellers agree that any remediation activities undertaken with respect to the Assets, whether conducted by Purchaser or any Seller, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with Environmental Laws. All remediation activities conducted by any Seller under this Agreement shall be conducted to the extent reasonably possible so as not to interfere substantially with Purchaser's operation of the Assets.

                  (h) For purposes of this Article 10, in determining whether there has occurred a breach of a representation or warranty of a Seller or Purchaser contained in or made pursuant to Articles 4 or 5 of this Agreement, as well as the amount of any Damages resulting therefrom, the provisions of Articles 4 or 5 that are qualified by a Material Adverse Effect or any other materiality qualifier shall be read and interpreted as if such qualification was not included therein.

         SECTION 10.2 INDEMNIFICATION ACTIONS.

         All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

                  (a) For purposes of this Article 10 the term "Indemnifying Person" when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this
         Article 10, and the term "Indemnified Person" when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 10.

                  (b) To make claim for indemnification under Section 10.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 10.2, including the specific details of and specific basis under this Agreement for its claim (the "Claim Notice"). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a "Third Person Claim"), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this
         Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise materially prejudices the Indemnifying Person's ability to defend against the Third Person Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

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                  (c)      In the case of a claim for indemnification based upon
         a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied such indemnification obligation hereunder. The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

                  (d) If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim. The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person's liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

                  (e) If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person's choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for 10 days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, reject, in its reasonable judgment, the proposed settlement. If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

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                  (f)      In the case of a claim for indemnification not based
         upon a Third Person Claim, the Indemnifying Person shall have 30 days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages. If the Indemnifying Person does not notify the Indemnified Person within such 30 day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

         SECTION 10.3 LIMITATION ON ACTIONS.

                  (a) The representations and warranties of the Parties in Articles 4 and 5 and the covenants and agreements of the Parties in Sections 6.1(a), 6.2, 6.3, 6.5 and 6.10, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 8.2(d) and 8.3(e), as applicable, shall survive the Closing for a period of two years (unless a shorter period is expressly provided within the applicable section). Except as provided in Section 7.2(e), the representation and warranty of Sellers in Section 3.1 shall terminate at the Title Claim Date. The covenant set forth in Section 6.15 shall survive for the time period set forth therein. The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

                  (b) The indemnities in Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii) and 10.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The indemnities in Sections 10.1(a)(i), 10.1(b)(i), and 10.1(b)(iv) shall continue without time limit. The indemnity in Section 10.1(b)(v) shall survive the Closing for a period of two years; provided that there shall be no termination of any bona fide claim asserted under such indemnity prior to its expiration date.

                  (c) Sellers shall not have any liability for any indemnification under Section 10.1 until the aggregate amount of the liability for all Damages for which Claim Notices are delivered by Purchaser, taken together with all Title Defect Amounts for Title Defects that were properly reported under Section 3.4(a), equals or exceeds the Basket, at which time Sellers shall have liability for indemnification for all such Damages (above and below the Basket) for which Claim Notices have been or are (in the future) delivered by Purchaser. The adjustments to the Purchase Price under Section 2.2, any further adjustments with respect to production, income, proceeds, receipts and credits under Section 11.1, any further adjustments with respect to Property Costs under Section 11.2 and any payments in respect of any of the preceding shall not be limited by this Section.

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                  (d)      Notwithstanding anything to the contrary contained
         elsewhere in this Agreement, Sellers shall not collectively be required to indemnify Purchaser under this Article 10 for aggregate Damages in excess of $20,000,000.

                  (e) The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds received by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

                  (f) In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

         SECTION 10.4 RECORDING.

         As soon as practicable after Closing, Purchaser shall record the Conveyances and other assignments delivered at Closing in the appropriate counties as well as with the appropriate governmental agencies and provide Sellers with copies of all recorded or approved instruments.

                                   ARTICLE 11
                                  MISCELLANEOUS

         SECTION 11.1 RECEIPTS.

         Except as otherwise provided in this Agreement, any production from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under
Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by any Seller, such Seller shall fully disclose, account for and remit the same to Purchaser within thirty (30) days of receipt, and (b) all production of Hydrocarbons from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Sellers are entitled under
Section 1.4 shall be the sole property and entitlement of Sellers and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same to Sellers within thirty (30) days of receipt. Amounts not paid to another Party as required under this Section shall bear interest at the Agreed Interest Rate from the date due until the date paid.

         SECTION 11.2 EXPENSES.

         Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 8.4(b) shall be treated as follows: (a) all Property Costs for which Sellers are responsible

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under Section 1.4 shall be the sole obligation of Sellers and Sellers shall pay, or if paid by Purchaser, reimburse Purchaser within thirty (30) days after receipt of invoice and supporting documentation for, and hold Purchaser harmless from and against, the same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall pay, or if paid by any Seller, reimburse such Seller within thirty (30) days after receipt of invoice and supporting documentation for, and hold Sellers harmless from and against, the same. Amounts not paid to another Party as required under this Section shall bear interest at the Agreed Interest Rate from the date due until the date paid. Each Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which such Seller is in whole or in part responsible, provided that no Party shall agree to any adjustments to previously assessed costs for which another Party is liable without the prior written consent of that other Party, such consent not to be unreasonably withheld. Sellers shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by any Seller and relating to periods for which Purchaser is partially responsible.

         SECTION 11.3 COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

         SECTION 11.4 NOTICE.

         All notices which are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by facsimile or by registered or certified mail, postage prepaid, as follows:

                  If to Sellers:

                  Wagner & Brown, Ltd.
                  300 N. Marienfeld, Suite 1100
                  Midland, Texas 79701
                  Attn: Gary Douglas
                  Facsimile: 432-686-6469

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                  With a copy to:

                  Wagner & Brown, Ltd.
                  300 N. Marienfeld, Suite 1100
                  Midland, Texas 79701
                  Attn: Paul Morris
                  Facsimile: 432-686-1563

                  With a copy to:

                  Baker Botts L.L.P.
                  910 Louisiana
                  Houston, Texas 77002
                  Attn: Alan Buckner
                  Facsimile: 713-229-7955

                  If to Purchaser:

                  Range Resources Corporation
                  777 Main Street, Suite 800
                  Fort Worth, Texas 76102
                  Attn: Chad L. Stephens
                  Facsimile: 817-810-1990

                  With a copy to:

                  Vinson & Elkins L.L.P.
                  2300 First City Tower
                  1001 Fannin
                  Houston, Texas 77002
                  Attn: Robin S. Fredrickson
                  Facsimile: 713-615-5850

         Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed if given during normal business hours on a Business Day or if not, on the following Business Day.

         SECTION 11.5 SALES OR USE TAX, RECORDING FEES AND SIMILAR TAXES AND
FEES.

         Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. If such transfers or transactions are exempt from any

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such taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchaser will timely furnish to Sellers such certificate or evidence.

         SECTION 11.6 EXPENSES.

         Except as provided in Section 11.5, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

         SECTION 11.7 GOVERNING LAW; SUBMISSION TO JURISDICTION.

         This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations except that the conveyances delivered hereunder shall be governed by the laws of the state in which the transferred Assets are located. Each Party submits to the exclusive jurisdiction of the state and federal courts located in the state of Texas for purposes of resolving any dispute, claim or controversy arising out of, in relation to or in connection with this Agreement.

         SECTION 11.8 CAPTIONS.

         The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         SECTION 11.9 WAIVERS.

         Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         SECTION 11.10 ASSIGNMENT.

         No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

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         SECTION 11.11 ENTIRE AGREEMENT.

         The Confidentiality Agreement, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

         SECTION 11.12 AMENDMENT.

         This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

         SECTION 11.13 NO THIRD-PARTY BENEFICIARIES.

         Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 10.1(f) to the Persons described in therein.

         SECTION 11.14 REFERENCES.

         In this Agreement:

                  (a) References to any gender includes a reference to all other genders;

                  (b) References to the singular includes the plural, and vice versa;

                  (c) Reference to any Article or Section means an Article or Section of this Agreement;

                  (d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

                  (e) Unless expressly provided to the contrary, "hereunder", "hereof", "herein" and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

                  (f) "Include" and "including" shall mean include or including without limiting the generality of the description preceding such term.

                  (g) In determining whether an event, condition, circumstance and/or Contract is "material" and/or "materially" affects the subject matter specified, it shall be deemed "material" or to "materially" affect the subject matter if it could cause Sellers or Purchaser to incur costs or expenses equal to or in excess of $250,000.

         SECTION 11.15 CONSTRUCTION; GOOD FAITH.

         Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances

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including with respect to all matters relating to the Assets, their value, operation and suitability. Each Seller and Purchaser has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm's-length negotiations from equal bargaining positions. Based on the foregoing, any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement. For the avoidance of doubt, each of the Parties acknowledges and agrees that it shall, at all times, act in good faith in performing its obligations and exercising its rights hereunder.

         SECTION 11.16 LIMITATION ON DAMAGES.

         Notwithstanding anything to the contrary contained herein, except in connection with (i) any Party's breach of Section 6.4 or the confidentiality obligations in Section 6.1 and (ii) any such damages incurred by non-Affiliated third Persons for which indemnification is sought under the terms of this Agreement, none of Purchaser, Sellers or any of their respective Affiliates shall be entitled to consequential, punitive or exemplary damages in connection with this Agreement and the transactions contemplated hereby and, except as otherwise provided in this sentence, Purchaser and each Seller, for itself and on behalf of its Affiliates, hereby expressly waives any right to consequential, punitive or exemplary damages in connection with this Agreement and the transactions contemplated hereby.

         SECTION 11.17 GUARANTEE. W&B and Canyon, jointly and severally, guarantee the obligations of each of the Sellers under this Agreement in the event that the Seller obligated therefor fails to fully satisfy such obligations.

                                   ARTICLE 12
                                   DEFINITIONS

         "Adjustment Period" has the meaning set forth in Section 2.2(a).

         "Adjusted Purchase Price" has the meaning set forth in Section 2.2.

         "Affiliate" with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.

         "Agreed Interest Rate" means the lesser of (i) the published or quoted prime or base rate of JPMorganChase Bank in effect at the Effective Time plus one percent (1%) or (ii) the maximum rate allowed by applicable Law.

         "Agreement" has the meaning set forth in the first paragraph of this Agreement.

         "Allocated Value" has the meaning set forth in Section 2.3.

         "Ancillary Real Property" has the meaning set forth in Section 3.1(b).

         "Assets" has the meaning set forth in Section 1.2.

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         "Basket" means ONE MILLION DOLLARS ($1,000,000).

         "Business Day" means each calendar day except Saturdays, Sundays, and Federal holidays.

         "Cabot Litigation" has the meaning set forth in Section 1.3(e).

         "Claim Notice" has the meaning set forth in Section 10.2(b).

         "Closing" has the meaning set forth in Section 8.1(a).

         "Closing Date" has the meaning set forth in Section 8.1(b).

         "Closing Payment" has the meaning set forth in Section 8.4(a).

         "Code" has the meaning set forth in Section 2.3.

         "Confidentiality Agreement" has the meaning set forth in Section 6.1.

         "Contracts" has the meaning set forth in Section 1.2(d).

         "Conveyance" has the meaning set forth in Section 3.1(b).

         "Damages" has the meaning set forth in Section 10.1(e).

         "Defensible Title" has the meaning set forth in Section 3.2.

         "Deposit Escrow Agreement" has the meaning set forth in Section 2.4.

         "Effective Time" has the meaning set forth in Section 1.4(a).

         "Encumbrance" has the meaning set forth in Section 3.2

         "Environmental Laws" means, as the same have been amended to the date hereof, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 through 2629; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j; and all similar Laws as of the date hereof of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Equipment" has the meaning set forth in Section 1.2(f).

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         "Escrow Agent" has the meaning set forth in Section 2.4.

         "Title Escrow Agreement" has the meaning set forth in Section 3.4(d).

         "Excluded Assets" has the meaning set forth in Section 1.3.

         "Excluded Records" has the meaning set forth in Section 1.2(i).

         "Gathering Systems" has the meaning set forth in Section 3.1(b).

         "Governmental Body" means any federal, state, local, municipal, or other government, and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

         "Hydrocarbons" means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

         "Indemnified Person" has the meaning set forth in Section 10.2(a).

         "Indemnifying Person" has the meaning set forth in Section 10.2(a).

         "Knowledge" means, with respect to Seller, the actual knowledge of any member of Seller's Asset Disposition Team, and with respect to Purchaser, the actual knowledge of any of member of Purchaser's Acquisition Team.

         "Laws" means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

         "Leases" has the meaning set forth in Section 1.2(a).

         "Material Adverse Effect" means any material adverse effect on the ownership, operation or value of the Assets, as currently operated, taken as a whole, that would reasonably be expected to cost any Seller or Purchaser or result in a loss or damage to the Assets in an amount exceeding $250,000; provided, however, that "Material Adverse Effect" shall not include material adverse effects resulting from general changes in Hydrocarbon prices, general changes in industry, economic or political conditions or general changes in Laws or in regulatory policies.

         "Outside Date" has the meaning set forth in Section 9.1.

         "Party" and "Parties" have the meanings set forth in the first paragraph of this Agreement.

         "Permitted Encumbrances" has the meaning set forth in Section 3.3.

         "Person" means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Government Body or any other entity.

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         "Properties" has the meaning set forth in Section 1.2(c).

         "Property Costs" has the meaning set forth in Section 1.4.

         "Purchase Price" has the meaning set forth in Section 2.1.

         "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

         "Purchaser's Acquisition Team" means Chad Stephens, George Teer, Neal Harrington and Jeff Eatherton.

         "Records" has the meaning set forth in Section 1.2(k).

         "Seismic Data" has the meaning set forth in Section 6.17.

         "Sellers" has the meaning set forth in the first paragraph of this Agreement.

         "Sellers' Asset Disposition Team" means A.J. Brune III, Ted C. Meade and Gary D. Douglas, Jerry L. Hamilton, Steve R. Werner, Robert S. Snyder and David L. Counts.

         "Taxes" means all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto.

         "Third Person Claim" has the meaning set forth in Section 10.2(b).

         "Title Arbitrator" has the meaning set forth in Section 3.4(i).

         "Title Benefit" has the meaning set forth in Section 3.2.

         "Title Benefit Amount" has the meaning set forth in Section 3.4(e).

         "Title Claim Date" has the meaning set forth in Section 3.4(a).

         "Title Defect" has the meaning set forth in Section 3.2.

         "Title Defect Amount" has the meaning set forth in Section 3.4(d).

         "Transition Agreement" has the meaning set forth in Section 6.13.

         "Units" has the meaning set forth in Section 1.2(b).

         "Wells" has the meaning set forth in Section 1.2(a).

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         IN WITNESS WHEREOF, this Agreement has been signed by each of the
Parties hereto on the date first above written.

                               SELLERS:

                               WAGNER & BROWN, LTD.

                               By: /s/ A.J. Brune III
                                   --------------------------------
                                   A.J. Brune III
                                   Executive Vice President

                               CANYON ENERGY PARTNERS, LTD.

                               By: /s/  A.J. Brune III
                                   ---------------------------------
                                     A.J. Brune III
                                     Executive Vice President

                               INTERCON GAS, INC.

                               By: /s/ A.J. Brune III
                                   ---------------------------------
                                     A.J. Brune III
                                     Vice President

                               PURCHASER:

                               RANGE PRODUCTION I, L.P.

                                  BY RANGE PRODUCTION COMPANY,
                                  A DELAWARE CORPORATION, ITS GENERAL PARTNER

                               /s/ Chad L. Stephens
                               -------------------------------------
                               Chad L. Stephens
                               Senior Vice President

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